As filed with the Securities and Exchange Commission on October 13, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under The Securities Act of 1933

AMERICAN HOUSING INCOME TRUST INC.
 (Exact name of registrant as specified in its charter)

Maryland	333-150548	75-3265854
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDISTRIAL CODE NUMBER)	(IRS EMPLOYEE IDENTIFICATION NO.)

Copies to:
American Housing Income Trust Inc.
34225 N. 27th Drive, Building 5
Phoenix, AZ 85058
(623) 551-5808
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Jeff Howard
Chief Executive Officer
American Housing Income Trust Inc.
34225 N. 27th Drive, Building 5
Phoenix, AZ 85058
(623) 551-5808
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Anthony R. Paesano
Paesano Akkashian Apkarian, PC
7457 Franklin Road, Suite 200
Bloomfield Hills, Michigan 48301
T (248) 796-6886
F (248) 796-6885

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer

Non-accelerated filer (Do not check if a smaller reporting company)

Accelerated filer

Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE CHART

Common Stock Par Value $0.0001	Amount (1)	Proposed Maximum Registered Per Share (2)	Proposed Maximum Offering Price (3)	Fee Amount (4)
Selling Shareholders	30,000 (5)	$0.25	$7,500	$0.76
Direct Public Offering	3,000,000	$3.00	$9,000,000	$906.30

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) There is no current market for the securities and the price at which the shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(3) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The shares to be sold by the Selling Stockholders will be sold at a fixed price to be determined prior to effectiveness of this Registration Statement. Any increased fees will be paid prior to effectiveness.

(4) Fee paid with initial filing. No additional fee due at this time.

(5) These shares include those shares subject to piggyback registration rights, only (6,000 shares for Barry Migliorini and 24,000 shares for Tech Associates, Inc.). Three other shareholders - Valfre Holdings, LLC, James Valfre and Pamela Valfre, also have piggyback registration rights, but they have consented to tolling their respective rights until December 31, 2015 (as disclosed in previous filings with the Commission).

THE REGISTRANT HEREBY RESERVES THE RIGHT TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THIS REGISTRATION STATEMENT AND THE PROSPECTUS THEREIN COVER THE REGISTRATION OF 3,030,000 SHARES OF COMMON STOCK.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER ___, 2015

3,030,000 SHARES OF COMMON STOCK

This preliminary prospectus relates to the registration of 3,030,000 shares of our common stock. On October 8, 2015, the Board of Directors for American Housing Income Trust, Inc. (the "Company") terminated its private offering under Section 4(2) of the Securities Act and Regulation D promulgated thereunder and applicable state securities laws. The Company has disclosed all sales under this private offering with the Commission and the applicable states. These shares are not being registered herein. The Company is registering 30,000 shares to two "Selling Shareholders," or individually, a "Selling Shareholder." In addition to the registration of the Selling Shareholder shares, this preliminary prospectus relates to the registration of 3,000,000shares of our common stock at $3.00per share for our direct public offering. All shares being registered have a par value equal to $0.01.

The Selling Shareholders intend on selling their respective shares for the fixed price of $.25 per share for the duration of the offering, after which, the Selling Shareholders may sell their shares at prevailing market or privately negotiated prices, including, but not limited to, transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale. The Selling Shareholders are deemed to be statutory underwriters.

Neither the Company nor the Selling Shareholders has a current arrangement or agreement with any underwriters, broker-dealers or selling agents for the sale of the shares subject to this Prospectus. If the Company or any Selling Shareholder enters into such an arrangement or agreement, the shares of such Selling Shareholder will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

The common stock registered herein is being offered by the Company on a "best efforts" basis (the "Offering Period").

The Company may hold a closing at any time after subscriptions have been received and accepted for the entire 3,000,000shares of common stock, and after other conditions to closing have been satisfied (the "Closing"). The Company currently trades on the OTC:BB market. There is no minimum number of shares of common stock that must be sold by us to proceed, and we will retain the proceeds from the sale of any shares of the common stock. The sale of the common stock is being conducted on a self-underwritten, best efforts basis, which means our management, will attempt to sell the common stock.

This preliminary prospectus will permit our President and Chief Executive Officer, Jeff Howard, and our Chief Financial Officer and Treasurer, Sean Zarinegar, to sell the common stock directly to the public, friends, family members and business acquaintances with no commission or other remuneration. Mr. Zarinegar will not sell any of his shares. Messrs. Zarinegar and Howard will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934.

Selling Shareholders	Offering Price	Underwriting Discounts; Commissions	Net Proceeds
Per Share	$0.25	None	$.25
Total	$0.25	None	$7,500

Direct Public Offering	Offering Price	Underwriting Discounts; Commissions	Net Proceeds
Per Share	$3.00	None	$3.00
Total	$3.00	None	$9,000,000

The Company is an "emerging growth company," as defined in the Jumpstart Our Business Startups Act. Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Prospectus Summary and Risk Factors" starting on page 5.

Neither the Securities and Exchange Commission (the "Commission"), nor any state securities commission or regulatory body, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is traded on the over-the-counter market under the symbol "AHIT". However, there can be no assurance that any market for our stock will develop.

Any funds that we raise from our offering will be immediately available for our use and will not be returned to investors. We do not have any arrangements to place the funds received from our offering of the common stock in an escrow, trust or similar account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds associated with the common stock will become part of the bankruptcy estate and administered according to the bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, it is possible that a creditor could attach your subscription, which could preclude or delay the return of money to you. If that happens, you will lose your investment and your funds will be used to pay creditors.

As set forth in this prospectus, the Company has previously issued common stock on a restricted basis. For as long as this stock is "restricted" within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, to the extent required, furnish to any shareholder, or to any prospective purchaser designated by such shareholder, upon request of such shareholder, financial and other information described in paragraph (d)(4) of Rule 144A with respect to The Company to the extent required in order to permit such shareholder to comply with Rule 144A with respect to any resale of their stock, unless during that time, The Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or is exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act and no such information about the Company is otherwise required pursuant to Rule 144A.

Until ninety business days after the effective date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This Prospectus is dated October___, 2015

Table of Contents

Item	Page
Summary	7
Description of Business	7
Legal Matters	14
Risk Factors	22
Forward-Looking Statements	20
Indemnification of Directors and Officers	25
Use of Proceeds	31
Determination of Offering Price	31
Description of Securities	34
Experts	34
Management's Discussion and Analysis of Financial Condition and Results of Operations	34
Market for Common Equity and Related Stockholder Matters	39
Legal Proceedings	39
Directors, Executive Officers, Promoters and Control Persons	41
Executive Compensation	42
Security Ownership of Certain Beneficial Owners and Management	42
Certain Relationships and Related Transactions	43
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	43
Where You Can Find More Information	44
Financial Statements	44
Table of Exhibits	47
Signatures	47

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY AND RISK FACTORS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results

.

Although management believes that the assumptions underlying the forward looking statements included in this filing are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.

To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this filing will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" contained in this report. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by law, we expressly disclaim any obligation to update publicly any forward-looking statements for any reason after the date of this report, to conform these statements to actual results, or to changes in our expectations. You should, however, review the factors and risks we describe in the reports we will file from time to time with the United States Securities and Exchange Commission (the "SEC" or the "Commission") after the date of this statement.

AMERICAN HOUSING INCOME TRUST, INC.

Description of Business

The Company holds title to 46 residential properties. Of these residential properties, 34 of them are owned through the Company's wholly-owned subsidiary, American Realty Partners, LLC, an Arizona limited liability company ("American Realty") and its umbrella real estate investment trust partnership, AHIT Valfre, LLP, a Maryland limited liability partnership ("AHIT Valfre") subject to the first secured debt serviced by Firstkey Lending, LLC ("Firstkey"). Firstkey assigned the debt service to Towd Point Master Funding Trust 2015-CPLA. The Company will continue to acquire, renovate, lease, and manage primarily single-family residential properties, and engage in such other activities as are reasonably incidental to the foregoing. More specifically, the Company intends on engaging in the business of purchasing real estate for the purpose of making cosmetic changes, repairs, and other enhancements in order to increase the value of the properties, and then rent such property to tenants. The Company intends on renting each property for a period of 12 months from acquisition and then resell the property. However, the occurrence of unforeseen events (e.g., a robust rental market or a weak resale market) may cause the Company to adjust its rental and resale strategies. The Company does not intend to acquire commercial properties.

Acquisition of Properties

The Company intends on acquiring residential properties primarily through foreclosure sales, bank owned real estate, purchase transactions constituting a short sale (a transaction where the purchase price is less than the secured indebtedness on the property), distressed sale transactions, and, in some circumstances, wholesale transactions. The number of residential properties that may be available from all of the foregoing sources will vary from time to time, depending on numerous factors including, without limitation, trends in delinquent mortgages and foreclosure sales in a given area, extent to which banks may or may not aggressively seek to sell owned real estate (typically acquired through foreclosure on a delinquent mortgage), number of persons seeking to purchase distressed properties, trends impacting values of residential properties, and other factors beyond the control of the Company. Another intended strategy of the Company is to partner with other single family residential owners in creating related umbrella partnerships through entities commonly referred to as an "UPREIT". AHIT Valfre is an UPREIT.

Target Markets

The Company's goal is to purchase real property primarily in the western United States (including without limitation Phoenix, Las Vegas, Tucson, and California) at or below the target purchase price of $200,000 (which amount is intended to include completion costs of any repairs and/or other enhancements). Although the Company will strive to meet this goal, it may, however, on occasion, purchase real property with a total purchase price in excess of $200,000. If the Board of Directors decides that any markets outside of the aforementioned markets present an opportunity to purchase real property in accordance with the Company's business and purpose, the Board of Directors, in its sole and absolute discretion, may pursue the purchase of real estate in such markets. The Board of Directors will have complete discretion in the types of residential properties purchased by AHIT. Consequently, shareholders will be dependent upon the ability of the Board of Directors to select residential properties that have the most potential to generate potential profits and can be readily marketed and sold.

How Do We Select Markets?

Focus on Markets with Strong Macro- and Micro-Economic Fundamentals

Average Annual Employment Growth* (2015-2018)

3.0%
2.0%
1.0%
0.0%
1.8%
2.8%
2.7%
Phoenix
Houston
Dallas
National:
1.5%

Average Annual Population Growth* (2015-2018)

3.0%
2.0%
1.0%
0.0%
2.3%
1.8%
2.1%
Phoenix
Houtson
Dallas
National:
0.8%

Average Annual Rent Per Leased Home as % Average Investment Per Leased Home**

12.0%
8.0%
4.0%
0.0%
11.3%
6.8%
Phoenix
Houston
Portfolio
Wide:
11%

Projected Home Price Appreciation*** (2015-2018)

28.0%
24.0%
20.0%
16.0%
12.0%
8.0%
4.0%
0.0%
18.6%
24.1%
22.7%
Phoenix
Houston
Dallas
National:
19%

Selection Criteria and Methodology for Properties

The Company intends to use a specific methodology when analyzing each property. This methodology is described in the paragraphs that follow. However, these steps are subject to change and refinement by the Board of Directors as warranted by market conditions and other considerations, all in the Board of Directors' sole discretion. The Board of Directors will create a list of potential residential properties is created. Often this list is based on actual homes being auctioned. The homes are then compared under the following factors:

A.    Potential fair market value and sales price, keeping in mind that:

i.    Each market has a target sales price; and

ii.  The potential sales price is determined by looking at a comparative market analysis detailing:

a.    Homes for sale in the subject area; and

b.    Homes sold in the subject area.

B.    Potential acquisition price, keeping in mind that:

i.   Each property is physically inspected and necessary repairs are estimated; and

ii.    The acquisition price is based on the potential sales price plus expected costs associated with the property.

Qualified properties, as determined by the Board of Directors in its sole and absolute discretion, will then be evaluated and assessed based on the following:

A.    Determining if the house has had any reports of meth use. If the home has such a history, it is automatically rejected.

B.    Performing a lien search to determine what, if any, liens are associated with the property.

If after evaluating a property under the foregoing, the Board of Directors determines that a property is qualified to be acquired, the property is then subjected to a physical inspection by a third party vendor making, at a minimum, an external inspection of the property. Among the matters which will be considered in conducting the physical inspection are:

A.    Is the property occupied? If the property is occupied, an agreement between AHIT and the current tenant must be reached as to vacating the property and other pertinent considerations in order to continue further with such property.

B.    What is the condition of the property?

C.    Are there any major structural concerns with the property? Major structural concerns are automatic cause for rejection of a property.

D.    Does the property have curb appeal? If a property does not have curb appeal, what would it take to make the property have curb appeal?

E.    Is the floor plan desirable and functional?

F.    The extent of any water damage, costs associated with cosmetic enhancements which may be necessary, and other similar factors.

Once the property is acquired, then a detailed plan of action will be put into place regarding the improvement and sale of the property. These project management plans include timelines, order of events and inspections of repairs. All federal and local building codes will be followed. In addition, building permits will be obtained whenever required.

Selection Criteria and Methodology for Tenants

Each potential tenant will be evaluated on a case-by-case basis by the Board of Directors. Regardless, at a minimum, all tenants will be subject to credit and criminal background checks. Tenants will be chosen based on their ability to pay rent and a clear background check.

Region	Southwest	South-Central
Sample Resident Profile Statistics	AZ	TX
Average Rental Rate	$1,366	$880
Average Rental Price/SF	$0.71	$0.90
Average AHIT Household Income	$89,283	$73,220
State Median Househould Income*	$54,000	$54,762
Ratio of AHIT Household Income to State Median Household Income	1.65	1.34
Average AHIT Income to Rent Ratio	5.45	6.93
Average AHIT Rent to Income Ratio	18.36%	14.42%
Average Renewal Rent Increase	5.00%	6.00%

Management of Properties

At this time, it is anticipated that all rental properties will be managed by CORE Performance Realty, LLC and Performance Realty Management.

FHA Rules and Considerations

Since most residential properties the Company anticipates re-selling in the retail arena involve Federal Housing Administration ("FHA") loans, the Company intends to make all repairs in accordance with FHA standards. FHA has shifted from its historical emphasis on the repair of minor property deficiencies and now only requires repairs for those conditions that rise above the level of cosmetic defects or normal wear and tear, and do not affect the safety of the occupants or the security or soundness of the property.

Accordingly, the Company will focus on repairs that include, but are not limited to, paint, carpet, flooring, windows, roof, decking, furnace, hot water heater, electric, plumbing, etc. The Company believes that focusing on the foregoing repairs, as necessary, will enhance the likelihood that the renovated property can be resold using an FHA loan which, in the current environment of restricted access to credit, works well for first time buyers because it allows individuals to finance up to 97% of the home loan and helps to keep down payments and closing costs at a minimum.

Liquidity and Capital Resources

The Company intends on seeking additional financing, which might result in the dilution of your common stock. In addition, although not anticipated at this time, the Company may leverage all or a portion of its assets to obtain debt financing. Such debt financing could be obtained in connection with a single property or for the Company as a whole.

Competition

The Company faces competition from many entities engaged in real estate investment activities, including individuals, other real estate investment companies including newly formed REITs, and real estate limited partnerships. Our competitors may enjoy significant competitive advantages that result from, among other things, having substantially more available capital, a lower cost of capital and enhanced operating efficiencies. Further, the market for the rental of properties is highly competitive. We also face competition from new home builders, investors and speculators, as well as homeowners renting their properties.

Employees

As of September 30, 2015, the Company employed a total of six people. The Company considers its relationship with its employees to be stable, and anticipates growing its workforce. The Company's public filings set forth its current directors and officers, and their related compensation, if any. All rental properties are managed by CORE Performance Realty, LLC.

Facilities and Logistics

The Company's offices are located at 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085. The Company is in the process of applying as a foreign business entity in the State of Arizona. The Company's resident agent in Maryland is located at 7 St. Paul Street, Suite 1660 in Baltimore, Maryland 21202.

2014 YEAR IN REVIEW

By many measures, 2014 was an extraordinary year for American Realty, the Company's wholly-owned subsidiary and operating entity for our current management team. We made remarkable headway in strengthening our platform for long-term success in the single-family rental (SFR) industry. As capital was raised, we were able to quickly deploy it into attractive investment opportunities in our target market. At year-end, our portfolio stood at just under $7,000,000 investment assets in two states.

Pioneer in Single-Family Rental

In 2010, we recognized an unprecedented opportunity to capitalize on the severe price deterioration and asset re-pricing in the single- family housing sector. After a decade of price appreciation in excess of underlying fundamentals, a dramatic over-correction in the market occurred, creating an opportunity to acquire assets at deep discounts. The rapid pace of foreclosures and ensuing decline in home ownership drove thousands of displaced families to seek rental housing. We recognized that the size and fragmentation of the SFR market presented significant potential to transform a cottage industry of "mom & pop" owners to well-capitalized and professionally managed operators. These factors triggered our decision to make our first acquisitions in 2010, placing us at the forefront of the professionally managed SFR industry.

Looking back on our history of acquiring, renovating and leasing homes, we are proud of our pioneering role in the SFR industry. Looking forward, we are even more excited about its future. We believe the opportunity for growth is sustainable based on increasing demand for home rentals and the continued ability to acquire homes at attractive prices - still well below replacement value. The parallels to the development of the multi-family market are considerable and the opportunity to capitalize on large-scale efficiencies in this emerging sector is extensive.

Intelligent Aggregation

In 2014, we executed our disciplined acquisition strategy by focusing on markets that demonstrate macro-trends - economic, demographic and employment - favorable to the rental market. Leveraging our proprietary technology platform, we also evaluated microeconomic data that matched our selection criteria to specific census tracts, neighborhoods, and subdivisions within our core market. We believe our emphasis on attracting stable residents is the key driver of consistent cash flow through increasing rental rates and high occupancy levels. We expect that steady cash flow in combination with home price appreciation (HPA) will deliver attractive total returns to our unit holders over the long term.

According to the housing price index from the Federal Housing Finance Agency, the HPA in Phoenix was 9.0% in 2014. These valuations have been consistent with our expectations. Given our focus on acquiring high-quality assets, we believe our portfolio has experienced HPA even greater than that of the overall markets. We continued to build out our core market to leverage the operational efficiencies that come with achieving critical mass.

Acquisitions

We have a disciplined acquisition platform that is capable of acquiring large numbers of properties across all of our acquisition channels in multiple target markets. When identifying desirable markets, we focus on factors such as the magnitude of housing price declines, strength of rental demand, and rates of job growth, population growth and unemployment, providing for attractive potential yields and potential home price appreciation. We use data from a variety of sources and evaluate macroeconomic and microeconomic inputs (including housing market, demographic and economic data). Within markets that meet our selection criteria, we seek to identify the submarkets, subdivisions, and neighborhoods that offer the most attractive mix of housing prices, discounts to replacement cost, rental demand and rental rates, which are often characterized by good access to transportation networks and employment centers, quality schools, and low levels of crime.

We source acquisition opportunities through a variety of channels, including foreclosure auctions, short-sales, REO, and traditional MLS. We also source portfolios of leased and vacant properties through brokerages or directly from operators, investors, or banks. Most recently, foreclosure auctions and broker sales (primarily MLS and short sales) have presented the most attractive channels to access a significant supply of quality homes at attractive prices. While foreclosure auctions provide for a limited time frame to complete due diligence, our underwriting includes an evaluation of our acquisition parameters, property location, (including a drive-by inspection), an estimation of potential eviction and restoration costs, expected rents and expenses, as well as a review for the existence of any liens. We have acquired and will continue to acquire properties through direct contracts with various property owners through brokers (including traditional MLS, REO, and short sales) and portfolio sales from governmental agencies, financial institutions and competitors. Acquisitions through these channels generally allow more time for underwriting to determine the expected rents, expenses and renovation costs, to perform physical property inspections, obtain title insurance, and review local covenant conditions and restrictions.

Our Financing Strategy

We have financed our operations and acquisitions to date through the issuance of equity securities and borrowings under our credit facility with Firstkey. In the future, we expect to finance our operations, in part, with additional equity placements and borrowings under the credit facility with Firstkey and other types of indebtedness.

Restoration

Once an offer to purchase a property is accepted, a detailed assessment is completed with an on-site review to identify the scope of desired restoration. Beyond customary restoration, we identify improvements that we believe will optimize the property's overall appeal and ability to generate premium rents and an appropriate return on our invested capital. Detailed work plans are distributed electronically to our restoration team, (which solicits bids and establishes sequential work schedules), so that restoration can begin as soon as possible after closing. We oversee all restorations, including reviewing bids, managing the restoration process, and maintaining quality control oversight. We have established relationships with many home improvement professionals, including contractors, electricians, plumbers, painters, HVAC specialists, locksmiths, carpet installers, landscapers, and cleaning companies. Due to our scale, we are able to negotiate discounted pricing both through national purchasing programs and in local markets with various suppliers of appliances, floor coverings, kitchen cabinetry, window treatments, replacement windows, lighting fixtures and plumbing supplies, among other items.

Leasing

We establish rental rates based on local market conditions and are responsible for collecting and processing rent. Factors considered when establishing rents include prevailing rental rates for comparable properties, weighing factors such as the size and age of the home, neighborhood characteristics, and proximity to lifestyle amenities, such as schools, medical facilities, and transportation. We use local leasing agents who interface with potential tenants and our internal leasing staff. Properties are marketed through multiple channels, including our website, Internet-based marketing strategies, MLS, yard signage, and local brokers. Our leases with residential tenants are typically written with a term of one year, using standardized leases appropriate for each jurisdiction, and generally contain customary provisions applicable to that market. Security deposits for repair of the property and other customary conditions are typically required. In some instances, where we have acquired a leased property, a tenant has an option to purchase the property at the end of the lease term at a specified price or based on fair market value, subject to the tenant satisfying certain conditions.

Rigorous tenant underwriting is critical in our effort to lease our self-managed properties to creditworthy tenants that we believe are likely to maintain their residence. We evaluate prospective tenants based on established guidelines and review financial data and metrics, such as household income, tenure at current job, rent as a percentage of household income, and income- to-rent ratio. We also review non-financial factors, such as household size and rental history. In addition, when underwriting prospective tenants, we typically conduct a tenant credit check and criminal background checks for all proposed occupants over the age of 18.

Resident-Centric Philosophy and Focus

Attracting and retaining quality residents is the key driver of revenue in the SFR industry. Our experience over the past six years has taught us that success is directly correlated to a resident-centric approach in all we do. This starts with buying homes in neighborhoods that have top-rated schools, low crime, and access to amenities and transportation, and restoring these homes to make them highly desirable to residents. Ingrained in our culture is a commitment to earning loyalty from our residents by providing quality homes and excellent customer service. Our mission is to deliver the greatest possible value to our residents on the most cost-effective basis.

To build the American Housing Income Trust brand and deepen our connection with residents, we developed a Resident Service Center to ensure a high level of response and service for all resident inquiries. We also initiated a resident relations and communications program that includes welcome bags complete with "how to" home manuals, quarterly newsletters, maintenance request follow-ups, and social media posts. We believe our resident-centric approach has tangible long-term economic benefits as it generally translates to early lease renewals, higher renewal rents, lower turnover, and qualified referrals.

Property Management

We provide the continuum of property management services, including securing a property upon acquisition, coordinating with utility companies, controlling the restoration process, managing the leasing process, communicating with tenants, collecting rents, conducting periodic inspections, managing routine property maintenance and repair, paying applicable taxes and HOA fees, and interfacing with vendors and contractors. By performing these functions internally with respect to our self-managed portfolio, we believe that we establish improved communications, foster direct relationships with tenants, and gain tighter control over the quality and cost of restorations and property maintenance.

We perform full-service property management functions out of our corporate office in Phoenix, Arizona. The following functions are performed internally by our employees with respect to our self- managed properties: coordinate and supervise periodic property inspections performed by a combination of internal employees and service providers; establish and cancel utility services upon lease commencement or lease expiration; communicate, monitor, coordinate and comply with all HOAs of which we are a member.

Additionally, our tenants can make maintenance requests on a 24-hour basis through our website or emergency telephone hotline, both of which are administered and managed from our headquarters office. They can also call our office during regular business hours. Upon receiving a maintenance request, our maintenance personnel and systems identify an appropriate service provider from our network of vendor relationships and dispatch repair personnel to the home.

Well-Positioned to Create Long-Term Value

We project 2015 will be another year of strong growth in our portfolio. We will continue focusing on our established market, which should further enhance operational efficiencies as we add to our critical mass in this region. American Housing Income Trust is well-positioned to expand in this vibrant core market that offers both strong rental demand and favorable economics. Further, we are confident in our ability to leverage all acquisition sourcing channels, including MLS, auction, and portfolio purchases.

We built a strong foundation in 2014. The work we did last year to develop a platform capable of managing our homes should drive operational efficiencies for years to come, enabling us to effectively manage the continued growth in our asset base. Our focus will always be on driving risk-adjusted total returns for our unit holders through revenue generation, intelligent growth, optimizing operating margins, and capitalizing on HPA.

Competition

As set forth above, we face competition from different sources in each of our two primary activities, acquiring properties and renting our properties. We believe our primary competitors in acquiring our target properties through individual acquisitions are individual investors, small private investment partnerships looking for one-off acquisitions of investment properties that can either be rented or restored and sold, larger investors, including private equity funds and other REITs, that are seeking to capitalize on the same market opportunity that we have identified, and owner occupants. Our primary competitors in acquiring portfolios are private equity investors, REITs, and sizeable institutional investors. We believe that our vertically integrated real estate acquisition and management platform, local presence, and market knowledge in markets that meet our selection criteria provide us with competitive advantages.

REIT Qualification

We believe that we qualify to be taxed as a REIT for part of the 2015 taxable year. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Code, relating to, among other things, the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. So long as we qualify as a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we distribute currently to our unit holders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we fail to qualify as a REIT. Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income or property.

Corporate History

The Company was originally incorporated as Green Bikes Rental Corporation on December 17, 2007, under the laws of the State of Nevada, as a development stage company. The Company issued 5,000,000 shares of common stock at the time of incorporation as "founder's shares" to Yulia Nesterchuk. On April 30, 2008, the Company filed its Form S-1 Registration Statement under the Securities Act of 1933 registering 2,000,000 shares of our common stock at an offering price of $0.10. On May 30, 2008, the Company completed its public offering and raised $50,830 by selling 508,300 shares of registered common stock. On October 17, 2008, our shares of common stock began trading on FINRA's Over-The-Counter Bulletin Board under the symbol "GBKR." There was minimal trading activity in 2009 and early-2010.

On January 30, 2009, the Company amended its Articles of Incorporation to change the name of Green Bikes Rental Corporation to Affinity Mediaworks Corp. and increase the authorized shares of common stock in the Company to 200,000,000 and effectuated a 20:1 forward-split of the Company's issued and outstanding shares of common stock. We received a new symbol - "AFFW", for the quotation of our common stock on the OTC Bulletin Board on January 30, 2009. At the time, the intent of the Company was to become involved in the development, finance, sales, acquisition, distribution and marketing of high quality intellectual property devoted for the entertainment and leisure markets, through films under budgets from $4 to $8 million. We believed that our product line would represent a timely opportunity with the potential for fast acceptance in the international marketplace.

We were also finalizing plans to vertically integrate in all aspects of the industry, including pre and post production services. These ancillary services were priced at a level where we believed we could become a key provider of solutions to the independent and small film sector. The services that we planned on offering would help provide a monthly revenue stream that would create an independent profit center within our organization and provide supplemental cash flow to us while our major film projects are being shot and carried to market. As of May 17, 2010, we had approximately 51 shareholders of record and 50,166,000 outstanding shares of common stock.

On July 23, 2012, Cortland Communications, LLC, a Utah limited liability company ("Cortland"), whose principal was Mark T. Gleason, entered into a share purchase agreement with the Company. Under the terms of the agreement, Cortland purchased a control block consisting of approximately seventy-nine and forty-six one hundredths percent (79.46%) of the outstanding common shares of the Company in consideration for $75,000. Scott Cramer resigned as the sole director of the Company, and Mr. Gleason was appointed Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, and sole Director. As of July 31, 2012, the Company had 50,355,969 shares of common stock issued and outstanding.

On August 2, 2012, 24,000,000 shares of our common stock were issued in consideration of a release of a note payable to three shareholders. These shares were issued to Robert Thast (7,000,000), Phillip Brooks (7,000,000) and Yuriy Nesterchuck (10,000,000). On August 20, 2012, the Company filed a Certificate of Amendment with the State of Nevada reclassifying its capital stock as 190,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock.

On August 23, 2012, in consideration of the release of a note payable, the Company issued 3,380,000 shares of its common stock. Id. On September 18, 2012, the Company recorded minutes on a proposed 777:1 reverse stock split retroactively adjusted to inception of the Company, pending approval from FINRA. On July 2, 2013, the Company recorded minutes announcing the termination of the proposed reverse stock split. On July 12, 2013, in exchange for notes payable and accrued interest of $16,098, the Company issued 73,549 shares of common stock to Cortland Communications, LLC. The Company recorded a loss on debt conversion of $1,693,902 related to this transaction.

On January 24, 2014, the Company recorded minutes on a proposed a 775:1 reverse stock split. See Form 10-K dated March 7, 2014. As of March 7, 2014, the common stock issued and outstanding had been adjusted retroactively back to inception to reflect this split. The reverse stock split had been approved by FINRA with the effective date of February 21, 2014. As of January 31, 2014, the common stock issued and outstanding had been adjusted retroactively back to inception to reflect the proposed 775:1 reverse stock split.

On April 1, 2014, 69,531,000 shares of common stock were issued for consulting services. The shares of common stock had been valued at $695 based on par value for the issuance for these shares on the date of the grant. The shares were issued to:

Fortitude Group, Inc.	9,250,000 Common Shares;
Calypso Ventures, LLC	6,250,000 Common Shares;
Friction and Heat, LLC	6,250,000 Common Shares;
Procap Funding, Inc.	6,250,000 Common Shares;
Rochester Equities of NY, Inc.	6,700,000 Common Shares;
Data Capital Corp.	6,700,000 Common Shares;
Bengal Holdings, Inc.	6,250,000 Common Shares;
Gabon Investments, Inc.	6,250,000 Common Shares;
Carson Holdings, LLC	6,700,000 Common Shares;
Libra6 Management Corp.	6,481,000 Common Shares; and
Gemini Group Global Corp.	2,000,000 Common Shares.

For the six-month period between January 31, 2014 and July 31, 2014, the Company had issued 198 shares of common stock due to beneficial roundup and recalculation of the previous reverse split. As of April 30, 2014, the Company had 190,000,000 shares of common stock authorized at $0.00001 par value per share and 69,705,022 shares of common stock issued and outstanding.

On July 8, 2014 the Company filed a Certificate of Amendment with the State of Nevada to increase the number of authorized capital stock to 510,000,000. The number of authorized shares common stock increased to 500,000,000 with a par value of $0.00001 and the number of authorized blank check preferred remained the same at 10,000,000 with a par value of $0.00001. Id. On July 11, 2014, the Company authorized from its 10,000,000 shares of preferred stock, the designation of 20,000 shares of preferred stock classified as the "Series A Preferred Stock," which carried super voting rights equal to 25,000 votes per share.

On July 25, 2014, the Company recorded a stock payable of 9,000,000 shares of common stock, in exchange for received payment of $1,800. As of July 31, 2014, the Company had 500,000,000 shares of common stock authorized and 69,705,083 shares of common stock issued and outstanding. On August 19, 2014, 9,000,000 shares of common stock were issued at $0.002/ per share, in exchange for a stock payable of $1,800 recorded on July 25, 2014, and 18,000,000 shares of common stock were issued at $0.002/ per share, in exchange for a stock payable of $3,600 recorded on August 14, 2014.

A change of control of the Company occurred on October 28, 2014 when Cortland Communications, LLC acquired 20,000 shares of the Series A Preferred Stock in consideration for the retirement of debt owed the entity. See Form 8-K dated October 29, 2014. The Company recorded on its Form 10-Q dated December 15, 2014, $19,452 in debt converted held in interest and notes and $66,548 as a loss on the conversion of related party debt. As a result, Cortland Communications, LLC held, at the time, voting rights equivalent to 500,000,000 shares of the Company's common stock. According to the Form 10-Q, as of the filing, the Company had 94,568,770 shares of common stock issued and outstanding.

On February 4, 2015, the Board of Directors for the Company ratified and approved, amongst other things, the private sale of 20,000 shares of the Series A Preferred Stock and 58,809,678 shares of Common Stock representing 50.79% of the total outstanding of 116,068,770 Common Stock outstanding of the Company.

The Share Purchase Agreements were entered into between the selling shareholders, below, American Realty, as buyer, and the Company. These agreements are collectively referred to herein as the "SPAs". The SPAs closed escrow on February 13, 2015 with the receipt of medallion signed transfers of the restricted certificates. The selling shareholders were as follows:

Aquamarine Holdings, LLC	9,000,000 Common Shares;
Dunlap Consulting, LLC	9,000,000 Common Shares;
Nutmeg State Realty, LLC	9,000,000 Common Shares;
Carson Holdings, LLC	6,700,000 Common Shares;
Calypso Ventures, LLC	6,250,000 Common Shares;
Bengal Holdings, Inc.	6,250,000 Common Shares;
Gabon Investments, Inc	6,250,000 Common Shares;
Friction & Heat, LLC	6,250,000 Common Shares;
Cortland Comm., LLC	109,678 Common Shares.

The Company believed that Section 4(2) was available because the foregoing transaction was exempt from the registration requirements under the Securities Act of 1933, as amended ("the Act"), based on the following facts: there was no general solicitation, there was a limited number of purchasers, each of whom the Registrant believes was an "accredited investor" (within the meaning of Regulation D under the Securities Act of 1933, as amended) and was sophisticated about business and financial matters, and all shares issued were subject to restriction on transfer, so as to take reasonable steps to assure that the purchaser was not an underwriter within the meaning of Section 2(11) under the Act.

These common shares, in the aggregate, account for 58,809,678, or 50.79% of the common shares outstanding of the Company. In addition, American Realty acquired 20,000 of the Series A Preferred Stock from Cortland Communications, LLC (the "Series A Preferred"). As a result, a change of control of the Company took place on February 13, 2015 (the date of the closing of escrow).

On March 2, 2015, American Realty voted its shares of common stock and preferred stock in adopting a Plan of Conversion pursuant to Sections 92A.005 et seq. of the Nevada Revised Statutes, and Section 3-904(c)(1) of the Code of Maryland (the "Plan of Conversion"). The Plan of Conversion was recommended by the Board of Directors of the Company. The action consented to was to convert the Company from a Nevada corporation to a Maryland corporation, pursuant to conversion statutes under the Nevada Revised Statutes (the "NRS") and the Maryland General Corporation Law (the "MGCL") (the "Maryland Conversion").

As of the close of business on March 2, 2015, we had 116,068,770 shares of Common Stock outstanding of the Company (subject to the Reverse Stock Split) and 20,000 shares of Preferred Stock. Each share of outstanding Common Stock is entitled to one vote and each share of Preferred Stock is entitled to 25,000 votes. These common shares, in the aggregate, account for 58,809,678, or 50.79% of the common shares outstanding of the Company. In addition, American Realty acquired 20,000 of the Series A Preferred Stock from Cortland Communications, LLC (the "Series A Preferred"). As a result, a change of control of the Company took place.

On March 27, 2015, through Schedule 14C, the Company noticed a reverse split of its common stock on a 1:1,000 basis, and its conversion from a Nevada corporation to a Maryland corporation pursuant to the conversion statutes under the Nevada Revised Statutes and Maryland General Corporation Law. In order to account for dissenter's rights and abbreviated notice to non-beneficial owners of the Company's common stock, these actions did not become effective until May 6, 2015.

Pursuant to the Amended Resolution of the Board of Directors dated May 14, 2015, which supplemented, amended and revised the Resolution of the Board of Directors dated May 8, 2015, the Board of Directors authorized Eric Stoffer's execution of the following materially definitive agreements: (a) the Stock Exchange and Restructuring Agreement (the "Stock Exchange Agreement") between American Realty and the Company dated May 15, 2015, and (b) the Parent-Subsidiary and Operations Agreement (the "Subsidiary Agreement") between Performance Realty Management, LLC, an Arizona limited liability company and related party ("Performance Realty"), American Realty and the Company, which has as an effective date of the "Closing," as defined under the Stock Exchange Agreement.

The Stock Exchange Agreement was executed on May 15, 2015, but the closing had been conditioned upon satisfaction of the conditions precedent in Article V thereunder. More specifically, the closing was conditioned upon approval by the Financial Industry Regulatory Authority ("FINRA") of the actions in its Schedule 14C; more specifically, FINRA's approval of the reverse stock split. The closing of the Stock Exchange Agreement occurred on July 6, 2015 with the issuance of the shares to the former members of American Realty Partners. The closing of the Stock Exchange Agreement resulted in American Realty being a wholly-owned subsidiary of the Company. The Subsidiary Agreement, as amended, closed concomitant with the closing of the Stock Exchange Agreement.

Under the terms of the Subsidiary Agreement, the Company agreed to be bound by the Operating Agreement for American Realty dated November 1, 2013 (the "American Realty Operating Agreement"). The Company further agreed that Performance Realty would continue to operate as the Manager for American Realty pursuant to the terms of the American Realty Operating Agreement, subject to the following amendment to Section 3.10 of the American Realty Operating Agreement, which was approved by a Resolution of the Board of Directors:

The Member acknowledges and agrees that, as the sole member of the Company, it and its shareholders directly benefit from the management services provided by Manager under this Article III. The Member further recognizes that any capital expenditures made for the benefit of the Company derive directly from the Member, as opposed to the Company itself. Therefore, in consideration for the services to be rendered to or on behalf of the Company by the Manager, the Member shall issue 1,000,000 shares of common stock in the Member, i.e. American Housing Income Trust, Inc., into the Member's treasury for future issuance upon written notice by PRM to Member's Secretary electing to issue the shares through the Member's transfer agent within a reasonably commercial period of time under the same or similar circumstances, but in no event greater than three business days from exercising the option, and future issuance on the annual anniversary of the issuance out of treasury, shares of common stock valued at one-percent (1%) of the net assets of the Company being managed by Manager under this Operating Agreement, unless otherwise agreed upon by Member and Manager, or unless doing so impairs or restricts the Member's intent of operating as a real estate investment trust. In the event such structure impairs or restricts the Member's intent of operating as a real estate investment trust, the Member and Manager agree to work in good faith to restructure compensation for Manager in performing under this Article 3. The fee paid to Manager hereunder is intended to constitute a guaranteed payment within the meaning of IRS Code §707(c), and will be treated as an expense of the Company and deducted in determining Profits and Losses.

The aforementioned amendment was executed on September 18, 2015. On September 22, 2015, the Company authorized the issuance of 1,000,000 shares of common stock to Performance Realty upon receipt of the written notice of exercise of the option by Performance Realty.

In the Subsidiary Agreement, the Company recognized the value of Performance Realty in continuing to serve as Manager of American Realty until such time the Company determines that the management impairs or restricts the Company's long-term objective of operating as a real estate investment trust under Maryland law. The parties under the Subsidiary Agreement recognize that until the Company is financially and operationally prepared and positioned to operate as a real estate investment trust, Performance Realty must manage American Realty in order to maintain continuity during this transition in operations. Performance Realty has agreed to take direction from the Company's Board of Directors regarding those matters set forth in Article 3 of the American Realty Operating Agreement. Notwithstanding, the day-to-day administrative and ministerial tasks in operating American Realty are to be performed in the discretion of Performance Realty and its employees and agents, based on their collective education, experience and training. Performance Realty shall provide reporting and general updates to the Company's Board of Directors in a commercially reasonable manner.

On May 26, 2015, the Board of Directors unanimously approved Direct Transfer, LLC to issue additional shares as required to facilitate requests to perform the round-up of the fractional shares on a beneficial holder level following FINRA's approval of the reverse stock split without further notification to or approvals. FINRA approved the completion of the reverse stock split effective June 10, 2015. FINRA assigned the Company the temporary trading symbol of AFFWD for trading on the Over-The-Counter market (recently down-listed from the QB to Pink Sheets). The trading symbol will automatically be changed to AHIT effective July 8, 2015. As a result of the reverse stock split and round-up, and the conversion of the Series A Preferred (but before the issuances under the Stock Exchange Agreement, Subsidiary Agreement and Advisory Agreements discussed herein), the Company's issued and outstanding shares of common stock, as of June 28, 2015, equaled 116,353. On June 29, 2015, the Company issued 21 shares to Pershing, LLC as part of the beneficial round-up previously approved by resolution. Therefore, as of June 29, 2015, the total issued and outstanding shares of common stock equaled 116,374.

On June 23, 2015, pursuant to Article VII of the Articles of Incorporation for the Company, American Realty approved the Board of Director's recommendation to amend the Articles of Incorporation to ratify the authorized shares of common stock at 100,000,000, par value of $0.01, and shares of preferred stock at 10,000,000, par value of $.001. In response, on June 24, 2015, the Board of Directors, pursuant to Article III, Section 10 and Article VII, Section 1 of the Bylaws, resolved to amend the Articles of Incorporation as directed by American Realty. The Board of Directors independently resolved to amend the Articles of Incorporation as directed by American Realty, and to amend the fiscal year end to December 31st.

In addition to this amendment, the Board of Directors accepted the resignations of Eric Stoffers as Chairman of the Board, Chief Executive Officer and President, and Bill Deegan as Chief Financial Officer, Treasurer and Secretary, and in turn, appointed Sean Zarinegar to fill the vacancies of Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President and Treasurer. Monica Andreas was appointed Secretary to fill the vacancy. The Board of Directors had concluded that making such adjustments at the director and officer levels were in the best interests of the Company. Jeff Howard was appointed a director to fill the vacancy caused by Eric Stoffers' resignation. On October 12, 2015, Mr. Zarinegar resigned as Chief Executive Officer and President in order for Mr. Howard to assume such positions and diversify our executive positions. There were no disagreements between Mr. Zarinegar and the Company. The Board of Directors ratified and approved Mr. Howard's appointment as Chief Executive Officer and President, and furthermore ratified and approved his Executive Agreement.

On June 25, 2015, the Company and American Realty entered into restructured financing agreements with Firstkey. Firstkey approved the restructuring of American Realty, as set forth in the Stock Exchange Agreement and Subsidiary Agreement. Sean Zarinegar and Performance Realty ratified their respective duties and obligations to Firstkey. The Firstkey debt service directly benefits the Company.

On July 6, 2015, the Company proceeded to issue shares of common stock to Sean Zarinegar (1,000,000 shares) and Ken Hedrick (25,000 shares) under their respective agreements. There was an additional 21 shares issued to Pershing, LLC and 1 share to Interactive Brokers, LLC, as part of the beneficial round-up, and an additional 109 beneficial round up shares issued upon the effectiveness of the Stock Exchange Agreement.

On July 7, 2015, the Company filed its Form 8-K commonly referred to as a "Super K" disclosing under Item 5.06 that it had exited shell status under Rule 405 of the Securities Act and Rule 12b-2 under the Exchange Act as a result of the aforementioned business. The Company further disclosed that it had a number of legally binding contract producing revenue, and was in the process of implementing its business plan set forth therein.

On or about July 17, 2015, the Company commenced with its private offering under Regulation 506(c) to selected accredited investors, as defined in Rule 501(a) under the Securities Act. This offering was being made in reliance on exemptions from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder and applicable state securities laws. This offering closed on October 8, 2015. The Company sold a total of 384,044 shares of its common stock for $3.00 per share under the offering.

On August 3, 2015, the Company, and Valfre Holdings, LLC, an Arizona limited liability company, and James A. Valfre and Pamela J. Valfre, f/k/a Pruitt (collectively, "Valfre") closed on the Company's acquisition of nine single family residences in Arizona through an umbrella limited liability partnership organized in Maryland called "AHIT Valfre, LLP" ("AHIT Valfre"). The Company is the General Partner of AHIT Valfre pursuant to the terms of the Master UPREIT Agreement, Contribution Agreements and all related documents, including but not limited to the UPREIT Partnership Agreement (collectively, the "AHIT Valfre Agreements.").

Pursuant to the AHIT Valfre Agreements, in consideration for the conveyance of the nine single family residences, which were acquired by AHIT Valfre "subject to" existing mortgages, AHIT Valfre issued the following limited partnership interests (collectively, the "Limited Partnership Interests" or singularly a "Limited Partnership Interest") in AHIT Valfre: (a) Valfre Holdings, LLC 69,555, and (b) James A. Valfre 192,050 and Pamela J. Valfre 38,421.

The Company and Valfre entered into the AHIT Valfre Agreements contemplating, amongst other things that AHIT Valfre would be operated to reduce risk and increase diversification of real estate holdings, and to seize an opportunity for Valfre for estate and tax planning purposes through an exchange under Section 721 of the Internal Revenue Code (defined in the AHIT Valfre Agreements as the "Intended Tax Treatment"). More specifically, commencing on August 4, 2016, each Limited Partnership Interest shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into the number of fully paid and nonassessable shares of common stock in the Company on a 1:1 basis. AHIT Valfre may require any holder of a Limited Partnership Interest to convert each of his, her or its Limited Partnership Interest into the number of fully paid and nonassessable shares of common stock in the Company on August 4, 2016. These shares are being registered with this statement.

In order for Valfre, individually or collectively, to exercise its, his or her conversion rights, such holder shall deliver to the Company's Transfer Agent written notice in the same or similar form as Exhibit A attached to the AHIT Valfre Limited Liability Partnership Agreement. While Valfre holds the aforementioned option and the Company holding the aforementioned put option, the Company shall be allocated all net profits or losses of AHIT Valfre pursuant to the AHIT Valfre Limited Liability Partnership Agreement. As a result of closing on the AHIT Valfre Agreements, the Company acquired nine single family residences with a stated "Gross Asset Value," as defined in the AHIT Valfre Agreements, of $1,735,734 offset by debt service in the amount of $1,215,734 as of August 1, 2015. On September 29, 2015, the Company and AHIT Valfre agreed to toll the piggyback registration provisions under the AHIT Valfre Agreements until December 31, 2015, and thus those shares subject to the option are not being registered herein.

Therefore, as of this filing, the Company has 7,502,245 shares of common stock issued and outstanding among 597 shareholders. It should be noted that, although the private offering closed just prior to this registration statement, the Company has three subscriptions executed with funding pending. The new share issuance forms have been executed and are ready for submission to the Company's transfer agent. Once funding clears, the Company's transfer agent will be issuing 26,334 shares of common stock pursuant to these three outstanding subscriptions. The subscriptions are not associated with any related parties or affiliates. These additional shares are also not subject to the Company's registration requests herein. Once these shares are issued, the Company will have a total of 7,528,579 shares of common stock issued and outstanding amongst 600 shareholders. For purposes of calculations throughout this registration statement, the Company is disclosing the current issued and outstanding as set forth in the first sentence of this paragraph. The Company is currently working with its auditors, financial advisors, and corporate, tax and securities counsel to take the necessary steps to restructure the entity into a real estate investment trust (a "REIT"). The intent following the restructuring into a REIT is to embark on an aggressive capital raising strategy in mid-2015 in order to expand upon the recent successes of our wholly-owned subsidiary - American Realty.

Legal Matters

Mr. Zarinegar is subject to consent cease and desist orders issued by the Kansas Securities Commission and Alabama Securities Commission. These orders are not related to the Company. Zarinegar was a registered representative with FINRA between approximately 1992 and 2005. During the period of time in which he was registered with FINRA, Zarinegar held Series 6, 7, 22, 24, 27, 39 and 63 designations. He had been registered with six securities firms during this time period with the last being Malory Investments, LLC ("Malory") between August 2001 and April 2005. Zarinegar has two disclosure events set forth in his CRD, both of which revolve around alleged activity during his tenure at Malory. These disclosures are not customer complaints; rather, they revolve around cease and desist orders issued by the State of Kansas and the State of Alabama in 2007 as part of their respective investigations into Malory and six other primary respondents. The allegations against Zarinegar were that he failed to properly supervise the sale of private offerings in Kansas and Alabama. Zarinegar has filed a Statement of Claim for Expungement with FINRA pursuant to Rule 2080. Mr. Zarinegar has been in compliance with the Orders since issuance. The Orders are not related in any manner with respect to the Company or its related parties. To Orders do not restrict Mr. Zarinegar from engaging in an offering in the State of Kansas or State of Alabama provided he complies with the appropriate disclosures and laws. The Company is not aware of any similar orders in any other jurisdiction. Except as disclosed above, none of our officers nor directors, promoters or control persons have been involved in the past ten years in any of the following:

(a)  Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)  Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)  Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

(d)  Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Trading Market

The Company is currently trading on the OTC Bulletin Board using the symbol "AHIT." There can be no assurance that the Company will continue to qualify for quotation of its securities on the OTC Bulletin Board. See "RISK FACTORS" and "DESCRIPTION OF SECURITIES".

Common Stock Offering by Selling Shareholders

The maximum number of shares identified herein as common stock held by Selling Shareholders that can be sold under this offering is 30,000. The offering will terminate twelve months from the date of this Prospectus unless earlier fully subscribed or terminated by the Company.

The Offering By Selling Shareholders

Common Stock Offered By Selling Shareholders (1)	30,000 shares of common stock
Common Stock Outstanding Before the Offering	7,502,245 shares of common stock
Common Stock Outstanding After the Offering	10,502,245 shares of common stock assuming all shares registered as part of the public offering are sold.
Terms of the Offering	The Selling Shareholders may sell their shares at the fixed rate of $.25 per share during the term of this Offering.
Termination of the Offering	This Offering will terminate twelve months after the effective date of the registration statement associated with this Prospectus.
Use of Proceeds	The Company will not receive any proceeds from the sale of the shares offered by the Selling Shareholders.
Risk Factors	The investment in the shares offered hereby involves a high degree of risk and should not be purchased by any investor who cannot afford the loss of their entire investment.

The above-referenced offering represents the number of shares outstanding as of the date of this Prospectus. The Company is not receiving proceeds from the sale of the shares offered by the Selling Shareholders. In the event the Selling Shareholders are successful in the sale of the shares at $0.25per share, the value of the outstanding shares subject to this specific offering, i.e. not including the shares subject to the direct public offering below, may be assumed to be $7,500.00.

Direct Public Offering of Common Stock

The maximum number of shares identified herein as common stock subject to the Company's "best efforts" direct public offering is 3,000,000.

The Direct Public Offering

Common Stock Offered Through Direct Offering	3,000,000shares of common stock
Common Stock Outstanding Before the Offering	7,502,245 shares of common stock
Common Stock Outstanding After the Offering	10,502,245shares of common stockassumingall shares registered as part of the public offering are sold.
Terms of the Offering	$3.00per share
Use of Proceeds
The Company will not receive any proceeds from the sale of common stock by the Selling Shareholders. Our direct public offering of 3,000,000shares of common stock is being made on a self-underwritten basis and there is no minimum number of shares of common stock that must be sold in order for the offering to proceed. The net proceeds to the Company from the sale of up to 3,000,000shares offered through the offering price of $3.00per share (total of $9,000,000) will vary contingent upon the success of the Company's sales efforts. It is the Company's intention to use proceeds raised through this prospectus towards its business plan, and towards the continued expenses commonly associated with operating a publicly reporting and trading company. To the extent there are excess proceeds from the offering associated with this prospectus, the Company intends on using such proceeds in furtherance of its business purpose, as set forth in Item 11. Regardless of the number of shares of common stock sold, the Company expects to incur offering expenses estimated at $50,000 for legal, accounting, printing and other costs in connection with this offering. We will not maintain an escrow account for the receipt of proceeds from the sale of our registered shares of common stock.

Risk Factors	The investment in the shares offered hereby involves a high degree of risk and should not be purchased by any investor who cannot afford the loss of their entire investment.

Use of Funds from Public Offering: Provided that funds are raised in the Direct Offering at between the 25 - 100% levels, funds raised will be allocated on a proportional basis as reflected in the following Funds Use Tables:

	If 25% of	If 50% of	If 75% of	If 100% of
	shares were	shares were	shares were	shares were
Application of Funds	sold	sold	sold	sold

Shares Sold	750,000	1,500,000	2,250,000	3,000,000
Offering Price Per Share	$ 3.00	$ 3.00	$ 3.00	$ 3.00
Gross Proceeds	$ 2,250,000	$ 4,500,000	$ 6,750,000	$ 9,000,000
Offering Expenses	50,000	50,000	50,000	50,000
Net Proceeds	$ 2,200,000	$ 4,450,000	$ 6,700,000	$ 8,950,000

Use of Net Proceeds

SEC Reporting and Compliance	$41,000	$82,000	$123,000	$164,000
Consulting & Management Fees	96,000	192,000	288,000	384,000
General and Administrative	99,000	198,000	297,000	396,000
Marketing & Advertising	165,000	330,000	495,000	660,000
Interest Expense	57,000	114,000	171,000	228,000
Legal & Other Professional Fees	27,500	55,000	82,500	110,000
Accounting	15,000	30,000	45,000	60,000
Rental Property Expense	45,000	90,000	135,000	180,000
Real Estate Acquisition Cost	25,000	50,000	75,000	100,000

Total Use of Net Proceeds	$570,500	$1,141,000	$1,711,500	$2,282,000
General Operating Funds	$1,629,500	$3,309,000	4,988,500	$6,668,000(1)

(1) General Operating Funds are to be used towards the acquisition of future properties consistent with the Company's plan to expand its revenue generating real estate portfolio.

The Company has no agreement or immediate plans to conduct a private placement. The Company has not issued debt securities and at this time and have no plans to do so. In our projections, we plan on raising funds through equity investments, stock sales and loans. Although we feel positive about our ability to raise funds, we understand that the undertaking can be difficult and may not be attainable. There are no agreements in place, contemplated or expected in our funds raising efforts, nor is there any guarantee that the source of the funds projected will ever be realized or obtained. The following Projected Funding Table is management's projections, which may or may not be achieved, and this table does not apply to any particular location.

Disclosure Regarding Jumpstart Our Business Startups ("JOBS") Act

In April of 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things:

(a)          Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies. Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Exchange Act;

(b)          Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

(c)          Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

(d)          Exemption from registration by a non-reporting company offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and such sales are exempt from state law registration, documentation or offering requirements.

In general, a company is an emerging growth company under the JOBS Act if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of:

(i)      the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii)    the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii)  the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv)    the company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The Company is of the opinion that it meets the definition of an emerging growth company. The Company will be affected by some of the changes provided in the JOBS Act and certain new exemptions. The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. For example, the financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows: (i) audited financial statements required for only two fiscal years; (ii) selected financial data required for only the fiscal years that were audited; and (iii) executive compensation only needs to be presented in the limited format now required for smaller reporting companies. A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter. However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

Pursuant to section 102(b) of the JOBS Act, the Company's independent registered public accounting firm are exempt from complying with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule. Section 102(c) of the JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Company's accounting firm or for a supplemental auditor report about the audit.

Section 103 of the JOBS Act also provides an exemption from the requirement of the Company's independent registered public accounting firm to file a report on the Company's internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company's internal control over financial reporting. Section 102(a) of the JOBS Act goes on to exempt emerging growth companies from the requirements in 1934 Act Section 14A(e) for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Section 105 of the JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a road show.

Election to Opt Out of Transition Period Under The JOBS Act

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard. The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

RISK FACTORS RELATING TO OUR COMPANY AND COMMON STOCK

Special Note Regarding Forward-Looking Statements

Information included in this Form S-1 contains forward-looking statements. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements may contain the words "believes," "project," "expects," "anticipates," "estimates," "forecasts," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions, and are subject to numerous known and unknown risks and uncertainties. Additionally, statements relating to implementation of business strategy, future financial performance, acquisition strategies, capital raising transactions, performance of contractual obligations, and similar statements may contain forward-looking statements. In evaluating such statements, prospective investors and shareholders should carefully review various risks and uncertainties identified in this Form S-1, including the matters set forth under the captions "Risk Factors" and in the Company's other SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements. The Company disclaims any obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

Although forward-looking statements in this Form S-1 reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading "Risk Factors Related to Our Business" below, as well as those discussed elsewhere in this registration statement on Form S-1. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of registration statement on Form S-1. We file reports with the Securities and Exchange Commission ("SEC"). You can read and copy any materials we file with the SEC at the SEC's Public Reference Room, 100 F. Street, NE, Washington, D.C. 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

We disclaim any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Form S-1. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this registration statement, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

Before you invest in the Company' securities, you should be aware that there are various risks. These risks must be evaluated in the context of the disclosures made within the section titled "Description of Business." You should consider carefully these risk factors, together with all of the other information included in this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected.

The stock offered hereby involves a high degree of risk. No one should invest who is not prepared to lose his, her, or its entire investment. There is no public market in the foreseeable future for the resale of the stock. Prospective investors, prior to making an investment, should carefully examine the risk factors set forth in the business plan and the following risk factors, which are inherent in making an investment in, and affecting the business of, the Company, in addition to the other information presented in this prospectus. This prospectus contains certain forward-looking statements. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of various risks and uncertainties, including certain factors set forth in the following risk factors and elsewhere in this prospectus.

Risk Factors Applicable To The Company

Although we consider ourselves an operating company following the acquisitions identified herein, we have no operating history, so it will be difficult for potential investors to judge our prospects for success.

We have a limited operating history based solely on the financial history of American Realty through the reverse merger disclosed herein from which to evaluate our business and prospects. We have earned little to no revenue since inception. There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. If we are unable to sustain our operations, investors may lose their entire investment. The Company plans to increase significantly its expenditures on sales and marketing, technology and infrastructure, expand administrative resources to support the enlarged organization, maintain brand identity, broaden its customer support capabilities, and pursue strategic alliances. To the extent that revenues do not grow at anticipated rates or that increases in such operating expenses precede or are not subsequently followed by commensurate increases in revenues, the Company's business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that the Company will achieve or sustain the substantial revenue growth needed in order to reach profitability.

We may experience potential fluctuations in results.

The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control. These factors include: general economic conditions, specific economic conditions in the transportation industry, demand for transportation products/services, usage and growth of transportation products/services, seasonal sales trends, budget cycles of individual customers, the mix of products or services sold by the Company or the Company's competitors, lengthy sales cycles for Company's products or services, changes in costs of expenses or capital expenditures relating to the Company's expansion of operations, the introduction of new products or services by the Company or its competitors, change in the sales mix, distribution channels or pricing for the Company's products or services. In the future, strategic partners may require payments or other consideration in exchange for providing access to the Company's products or services. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its results.

The company's auditor has substantial doubts as to the Company's ability to continue as a going concern.

Our auditor's report on our 2014 and 2013 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business. The Company has suffered recurring losses and generated negative cash flows from operations. These raise substantial doubt about our ability to continue as a going concern. The accompanying audited financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

Because the Company has been issued an opinion by its auditors that substantial doubt exists as to whether the company can continue as a going concern, it may be more difficult for the company to attract investors. Our future is dependent upon our ability to obtain financing to continue operations and attain profitable operations. We will seek additional funds through private placements of our common stock. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence.

If we complete a financing through the sale of additional shares of our common stock in the future, then shareholders will experience dilution.

The most likely source of future financing presently available to us is through the sale of shares of our common stock. Any sale of common stock will result in dilution of equity ownership to existing shareholders. This means that, if we sell shares of our common stock, more shares will be outstanding and each existing shareholder will own a smaller percentage of the shares then outstanding. To raise additional capital we may have to issue additional shares, which may substantially dilute the interests of existing shareholders. Alternatively, we may have to borrow large sums, and assume debt obligations that require us to make substantial interest and capital payments.

As of the date of this filing, we have earned revenue. However, we cannot guarantee we will be successful in continuing to generate revenue or be successful in raising funds through the sale of shares to pay for the Company's business plan and expenditures. Failure to generate revenue or to raise funds could cause us to go out of business, which would result in the complete loss of your investment.

Because we do not have an audit committee, shareholders will have to rely on the directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. The board of directors as a whole performs these functions. The members of the Board of Directors are not independent. Thus, there is a potential conflict in that the board members are also engaged in management and participates in decisions concerning management compensation and audit issues that may affect management performance.

We have not developed independent corporate governance.

We do not presently have audit, compensation, or nominating committees. This lack of independent controls over our corporate affairs may result in conflicts of interest between our officers, directors and our stockholders. We presently have no policy to resolve such conflicts. As a result, our directors have the ability to, among other things, determine their own level of compensation. Until we comply with such corporate governance measures to form audit and other board committees in a manner consistent with rules of a national securities exchange, there is no assurance that we will not be subject to any conflicts of interest. As a result, potential investors may be reluctant to provide us with funds necessary to expand our operations.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an "emerging growth company."

We are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements are time-consuming and expensive and could have a negative effect on our business, results of operations and financial condition.

As a public company, we are subject to the reporting requirements of the Exchange Act, and requirements of the Sarbanes-Oxley Act of 2002 ("SOX"). The cost of complying with these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. SOX require that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we must commit significant resources, may be required to hire additional staff and need to continue to provide effective management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join the Company and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

We will be obligated to develop and maintain proper and effective internal controls over financial reporting.

We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may have one or more material weaknesses, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. We will be required to perform the annual review and evaluation of our internal controls no later than for the fiscal year ending January 31st on any given year. However, we initially expect to qualify as a smaller reporting company and as an emerging growth company, and thus, we would be exempt from the auditors' attestation requirement until such time as we no longer qualify as a smaller reporting company and an emerging growth company. We would no longer qualify as a smaller reporting company if the market value of our public float exceeded $75 million as of the last day of our second fiscal quarter in any fiscal year following this offering. We would no longer qualify as an emerging growth company at such time as described in the risk factor immediately below.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to evaluate our internal controls needed to comply with Section 404. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

We have not achieved profitable operations and continue to operate at a loss.

From incorporation to date, we have not achieved profitable operations and continue to operate at a loss. Our present business strategy is to improve cash flow by adding to our existing product line and expanding our sales and marketing efforts, including the addition of in-house sales personnel. There can be no assurance that we will ever be able to achieve profitable operations or that we will not require additional financing to fulfill our business plan.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

As a company with a class of securities registered under the Exchange Act, we are subject to reporting and other legal, accounting, corporate governance, and regulatory requirements imposed by the Exchange Act and rules and regulations promulgated under the Exchange Act. Our management team lacks significant public company experience, which could impair our ability to comply with these legal, accounting, and regulatory requirements. Such responsibilities include complying with Federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement and effect programs and policies in an effective and timely manner that adequately responds to such increased legal and regulatory compliance and reporting requirements. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Our profitability depends upon achieving success in our future operations through implementing our business plan, increasing sales, and expanding our customer and distribution bases, for which there can be no assurance given.

Profitability depends upon many factors, including the success of the Company's marketing program, the Company's ability to identify and obtain the rights to additional products to add to its existing product line, expansion of its distribution and customer base, maintenance or reduction of expense levels and the success of the Company's business activities. The Company anticipates that it will continue to incur operating losses in the future. The Company's ability to achieve profitable operations will also depend on its ability to develop and maintain an adequate marketing and distribution system.

There can be no assurance that the Company will be able to develop and maintain adequate marketing and distribution resources. If adequate funds are not available, the Company may be required to materially curtail or cease its operations.

We are highly dependent on our directors and executive officers.

We depend heavily on our directors and executive officers, and more specifically, Sean Zarinegar (who has also personally guaranteed the debt of our wholly-owned subsidiary, American Realty, serviced by Firstkey). We have written board or executive agreements with Sean Zarinegar with these directors and officers. The loss of services of any of these personnel could impede the achievement of the Company's objectives. There can be no assurance that the Company will be able to attract and retain qualified executive or technical personnel on acceptable terms.

Our insurance policies may be inadequate and potentially expose us to unrecoverable risks.

Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify; however, we may fail to correctly anticipate or quantify insurable risks. Additionally, we may not be able to obtain appropriate insurance coverage, and insurers may not respond as we intend to cover insurable events that may occur. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles, and lower coverage limits. For some risks, we may not have or maintain insurance coverage because of cost or availability.

We have no dividend history and have no intention to pay dividends in the foreseeable future.

We have never paid dividends on or in connection with any class of our common stock and do not intend to pay any dividends to common stockholders for the foreseeable future. Ownership of our common stock will not provide dividend income to the holder, and holders should not rely on investment in our common stock for dividend income. Any increase in the value of investment in our common stock could come only from a rise in the market price of our common stock, which is uncertain and unpredictable, and there can be no guarantee that our stock price will rise to provide any such increase.

We face competition from established as well as other emerging companies, which could divert customers to our competitors and significantly reduce our revenue and profitability.

We expect existing competitors and new entrants to the market to constantly revise and improve their business models in response to challenges from competing businesses, including ours. If these or other participants introduce changes or developments that we cannot meet in a timely or cost-effective manner, our revenue and profitability could be reduced. In addition, consolidation among our competitors may give them increased negotiating leverage and greater marketing resources, thereby providing corresponding competitive advantages over us. Consolidation among other companies may increase competition from a small number of very prominent companies in the market place. If we are unable to compete effectively, competitors could divert our customers away from our products.

Regulations, including those contained in and issued under the Sarbanes-Oxley Act of 2002 ("SOX") and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank"), increase the cost of doing business and may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We are a publicly reporting company. The current regulatory climate for publicly reporting companies, even small and emerging growth companies such as ours, may make it difficult or prohibitively expensive to attract and retain qualified officers, directors and members of board committees required to provide for our effective management in compliance with the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. For example, the enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. Further, recent and proposed regulations under Dodd-Frank heighten the requirements for board or committee membership, particularly with respect to an individual's independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors' and officers' liability insurance.

We do not have officer and director liability insurance or general liability insurance for our business. We may be unable to maintain sufficient insurance to cover liability claims made against us or against our officers and directors. If we are unable to adequately insure our business or our officers and directors, our business will be adversely affected and we may not be able to retain or recruit qualified officers and directors to manage the Company.

Limitations on director and officer liability and our indemnification of our officers and directors may discourage stockholders from bringing suit against a director.

Our Certificate of Incorporation and By-Laws provide, with certain exceptions as permitted by Maryland law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our Certificate of Incorporation and By-Laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

Our failure to manage growth effectively could harm our ability to attract and retain key personnel and adversely impact our operating results.

Our culture is important to us, and we anticipate that it will be a major contributor to our success. As we grow, however, we may have difficulty maintaining our culture or adapting it sufficiently to meet the needs of our operations. Failure to maintain our culture could negatively impact our operations and business results. Additionally, expansion increases the complexity of our business and places a significant strain on our management, operations, technical performance, financial resources and internal control over financial reporting functions.

There can be no assurance that we will be able to manage our expansion effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage our future operations, especially as we employ personnel in multiple geographic locations. We may not be able to hire, train, retain, motivate and manage required personnel, which may limit our growth, damage our reputation and negatively affect our financial performance and harm our business.

We cannot assure that our marketing and sales efforts will be successful.

Management believes that its marketing and development programs will sustain the business. Additionally, we intend to invest substantial financial resources in the marketing and sales of our business concept. We cannot assure you that our marketing and sales efforts will be successful and that we will be able to capture sufficient market share to realize our financial projections.

The Company's operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of customers, competitive pricing, debt service and principal reduction payments, and general economic conditions. There is no assurance that the Company will be successful in marketing any of its products, or that the revenues from the sale of such products will be significant. Consequently, the Company's revenues may vary by quarter, and the Company's operating results may experience fluctuations.

We cannot assure that acceptance of products and services will be successful.
There is no assurance that customers will accept our product offer.
Risks of borrowing might adversely impact us.

If the Company incurs additional indebtedness, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company's operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of members of the Company. A judgment creditor would have the right to foreclose on any of the Company's assets resulting in a material adverse effect on the Company's business, operating results or financial condition.

Changes in or missteps in the execution of our business plan may adversely impact operations.

The Company's business plans may change significantly. Many of the Company's potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company's chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company's principals and advisors. Management reserves the right to make significant modifications to the Company's stated strategies depending on future events.

Need for Future Funding.

The Company anticipates that its existing capital resources, together with the net proceeds from the sale of its stock under any future prospectus, interest earned thereon and expected future revenues will enable it to maintain its current operations into the first quarter of 2016. There can be no assurance that the Company will be able to develop, produce or market products or services on a profitable basis. The Company may have underestimated the costs necessary to achieve sustainable revenues. The Company will need to raise additional funding thereafter in order to continue operations. No party is obligated to provide financing to the Company. It is possible that such external financing may not be obtainable. No assurances can be given that the Company will be able to raise cash from additional financing efforts and, even if such cash is raised, that it will be sufficient to satisfy the Company's anticipated capital requirements, or on what terms such capital will be available. Future equity financing is likely to result in ownership dilution to existing investors. If the Company is unable to obtain sufficient funds from future financings, the Company will need to curtail certain development efforts and operating plans, which would have a material adverse effect on its business, results of operations and financial condition.

Changes in laws or regulations may adversely impact our business.

National, regional and local governments may enact laws that we may be subject to that may adversely impact our operations. In particular, we will be required to comply with certain SEC, state and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied could have a material adverse effect on our business and results of operations.

A downturn in general economic conditions could cause adverse consequences for the Company operations.

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States, and any States in which we do business, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for the Company's services and products. Management believes that the impending growth of the market, mainstream market acceptance and the targeted product line of the Company will insulate the Company from excessive reduced demand. Nevertheless, the Company has no control over these changes.

We have not obtained an opinion of counsel as to the tax treatment of certain material federal tax issues potentially affecting the Company, the management, and/or the shareholders.

Moreover, any such opinion, if we obtained one, would not be binding upon the IRS, and the IRS could challenge our position on such issues. Also, rulings on such a challenge by the IRS, if made, could have a negative effect on the tax results of ownership of the Company's securities.

Dependence on Strategic Relationships.

The Company believes that its success in penetrating markets for its investment and services will depend in part on its ability to develop and maintain strategic relationships, such as those relationships with American Realty, Performance Realty and AHIT Valfre. The Company further believes that such relationships are important in order to expand the functionality of the Company's services and products. No assurance can be given that the Company will be successful in entering into any strategic alliances on acceptable terms or, if any such strategic alliance is entered into, that the Company will realize any anticipated benefits from it, or at all. In addition, the alliance of strategic partners with competitors, or the termination of one or more successful relationships, could have a material adverse effect on the Company's business, results of operations and financial condition.

Dependence on Key Personnel.

The Company's success significantly depends on reputation and the continued services of the Company's key management; more specifically, the employment of Sean Zarinegar pursuant to the terms of his employment agreement discussed above. The Company intends to maintain a key man life insurance on Mr. Zarinegar. There is no assurance that the Company will be able to insure the aforementioned employee or that such amount will be adequate to compensate the Company in event of his death. The loss of this individual or other key personnel would likely harm the Company's business.

In order to grow the Company's business, the Company's future success depends on its continuing ability to identify, attract, hire, train, motivate and retain highly qualified management, research and development, and sales and marketing personnel (including the Company's past hires). Competition for qualified personnel are intense and there can be no assurance that the Company will be able to attract, assimilate or retain qualified personnel in the future. The inability to attract and retain the necessary personnel could have a material adverse effect upon the Company's business, operating results and financial condition.

Tax laws are subject to change and these changes could adversely impact our business.

Tax laws are continually being introduced, changed, or amended, and there is no assurance that the tax treatment presently potentially available with respect to the Company's proposed activities will not be modified in the future by legislative, judicial, or administrative action. Congress could enact proposals or laws having an adverse tax impact on our activities and these proposals could be adopted by at any time, and such proposals could have a severe economic impact on us.

Risks Related to Ownership of Our Common Stock

We are subject to the reporting requirements of federal securities laws, which can be expensive.

We are a public reporting company and, accordingly, are subject to the information and reporting requirements of the Exchange Act and other federal securities laws. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we remained a privately held company.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

The Company's Chairman of the Board and two current directors do not have recent experience in management of a publicly reporting company. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with Sarbanes-Oxley's internal controls requirements, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly traded companies to obtain.

There is no public market for our securities and an active trading market may not develop.

We cannot predict the extent to which investor interest will lead to the development of an active trading market on the OTC Bulletin Board or otherwise or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for our current shareholders to sell their shares of common stock at a price that is attractive to them, or at all. Once our shares begin trading, the market price for our common stock is likely to be volatile, in part because our shares have not been actively traded publicly.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about our business or us. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

Our common stock is subject to risks arising from restrictions on reliance on Rule 144 by shell companies or former shell companies.

Under a regulation of the SEC known as "Rule 144," a person who has beneficially owned restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be 6 months or 1 year, depending on various factors. The holding period for our common stock would be 1 year if our common stock could be sold under Rule 144.

However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or that has been at any time previously a shell company. The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

The SEC has provided an exception to this unavailability if and for as long as the following conditions are met: (a) the issuer of the securities that was formerly a shell company has ceased to be a shell company, (b) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (c) the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and (d) at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as "Form 10 Information."

As a result, although the registration statement on Form 10 originally filed with the SEC on May 18, 2014, intended to provide "Form 10 Information," the original Form 10 stated only that the company was a blank-check shell, seeking a transaction with another entity. This current filing on Form 8-K, frequently referred to as a "Super 8-K," is filed to provide additional information about the Company's planned operations, contracts, shareholders, management, financial position, and other information which the Company believes to constitute Form 10 Information under the SEC's regulations. As such, the Company believes that it has exited the shell company stage of development as of the date of the filing of this Super 8-K Report, in light of the material definitive agreements set forth in Item 1.01 and the completion of the acquisition of assets set forth in Item 2.01, and those contracts further discussed herein and attached as exhibits hereto. The Company submits that these actions and acquisitions are evidence that it no longer meets the definition of a "shell company."

Nevertheless, because of the Company's prior history as a shell company, stockholders who receive our restricted securities will be able to sell them pursuant to Rule 144 without registration for only as long as we continue to meet those requirements and are not a shell company. No assurance can be given that we will meet these requirements or that we will continue to do so, or that we will not again be a shell company. Furthermore, any non-registered securities we sell in the future or issue for acquisitions or to consultants or employees in consideration for services rendered, or for any other purpose, will have limited or no liquidity until and unless such securities are registered with the SEC and/or until a year after we have complied with the requirements of Rule 144.

As a result, it may be harder for us to fund our operations, to acquire assets and to pay our consultants with our securities instead of cash. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the SEC, which could cause us to expend additional resources in the future. In addition, if we are unable to attract additional capital, it could have an adverse impact on our ability to implement our business plan and sustain our operations. Our status as a "shell company" could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions, which could cause the value of our securities, if any, to decline in value or become worthless.

The Company may issue more shares in connection with future mergers or acquisitions, which could result in substantial dilution to existing shareholders.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Any future merger or acquisition effected by us may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then-current stockholders. Moreover, the common stock issued in any such merger or acquisition transaction may be valued on an arbitrary or non-arm's-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders. Our Board of Directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a future business combination or otherwise, dilution to the interests of our stockholders will occur, and the rights of the holders of common stock could be materially and adversely affected.

Our Certificate of Incorporation authorizes the issuance of "blank check" preferred stock, which could result in dilution to the holdings of our stockholders.

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or, other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although as of the date of this registration statement we had intentions or plans to issue any shares of our authorized preferred stock, there can be no assurance that we will not do so in the future, and such issuances could have a dilutive impact on the holdings of our stockholders.

We cannot assure you that the common stock will become liquid or we will be able to maintain the listing requirements of the OTC.

We are quoted on the OTC. An investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations or the FINRA rules, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Our common stock may be subject to "Penny Stock" restrictions.

As long as our stock price remains at less than $5, we will be subject to so-called penny stock rules, which could decrease our stock's market liquidity. The Securities and Exchange Commission has adopted regulations which define a "penny stock" to include any equity security that has a market price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery to and execution by the retail customer of a disclosure statement written suitability relating to the penny stock, which must include disclosure of the commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, the broker/dealer must send monthly statements disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Those requirements could adversely affect the market liquidity of such stock. There can be no assurance that if our common stock becomes publicly-traded the price will rise above $5 per share so as to avoid these regulations.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a publicly reporting company, we will be required to evaluate our internal controls over financial reporting. Furthermore, at such time as we cease to be an "emerging growth company," as more fully described herein, we shall also be required to comply with Section 404. At such time, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations.

If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a publicly reporting company, we will be required to evaluate our internal controls over financial reporting. Furthermore, at such time as we cease to be an "emerging growth company," as more fully described herein, we shall also be required to comply with Section 404. At such time, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations.

If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors, potentially decreasing our stock price.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if potential investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile or decrease.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we may choose "opt out" of such extended transition period, and as a result, we would then comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards would be irrevocable.

When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We may remain an "emerging growth company" for up to five years, although we may cease to be an emerging growth company earlier under certain circumstances. We cannot predict or estimate the amount of additional costs we may incur as a result of the change in our status under the JOBS Act or the timing of such costs.

ITEM 4. USE OF PROCEEDS

The Company will not receive any proceeds from the sale of common stock by the Selling Shareholders. Our direct public offering of 3,000,000shares of common stock is being made on a self-underwritten basis and there is no minimum number of shares of common stock that must be sold in order for the offering to proceed. The net proceeds to The Company from the sale of up to 3,000,000shares offered through the offering price of $3.00per share (total of $9,000,000) will vary contingent upon the success of the Company's sales efforts.

It is the Company's intention to use proceeds raised through this prospectus towards the acquisition, planning and development of real property consistent with its business plan, and towards the continued expenses commonly associated with operating a publicly reporting company. To the extent there are excess proceeds from the offering associated with this prospectus, the Company intends on using such proceeds in furtherance of its business purpose, as set forth in Item 11. Regardless of the number of shares of common stock sold, the Company expects to incur offering expenses estimated at $50,000 for legal, accounting, printing and other costs in connection with this offering. We will not maintain an escrow account for the receipt of proceeds from the sale of our registered shares of common stock.

ITEM 5. DETERMINATION OF THE OFFERING PRICE

The offering price of the different classes of registered shares of common stock in this Prospectus has been determined arbitrarily by the Company. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately-held company. In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan. The Company further based this offering price on comparable companies operating in the same or similar industry. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

ITEM 6. DILUTION

At this time, the Company does not have any disclosures required under Item 506 of Regulation S-K.

ITEM 7. SELLING SHAREHOLDERS

The Company's current shareholders hold an aggregate amount of 7,502,245 issued and outstanding shares. They are registering or selling their respective shares through this Prospectus. The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders. The Selling Shareholders have no agreement with any underwriters with respect to the sale of their shares. The Selling Shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $0.25per share until the Company's common stock is traded at a different value on the OTC; after which, the Selling Shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The Selling Shareholders may from time to time offer their shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder's shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be "underwriters" under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The following table sets forth ownership of shares held by each person who is a Selling Shareholder. See also "Security Ownership of Certain Beneficial Owners" set forth in Item 11.

Name	Number of Shares Owned	Percentage Before Direct Public Offering	Shares Offered Herein	Number of Shares Owned After Direct Public Offering
Tech Associates, Inc.	24,000	<1%	24,000	24,000
Barry Migliorini	6,000	<1%	6,000	6,000

ITEM 8. PLAN OF DISTRIBUTION

We intend to offer and sell our shares through our officers and directors who will receive no compensation or fees with the offers and/or sales. This Offering is commencing on the date of this Prospectus and will continue until all shares are sold (the "Offering Period"). The shares are being offered on a "reasonable efforts, best efforts" basis. Affiliates of the Company may purchase shares for their own account. Such purchases will be included in determining whether all of the shares have been sold. The Company may hold a closing at any time after funds for all $9,000,000in registered common stock have been received and accepted, and after other applicable conditions have been satisfied (the "Closing").

The Company has agreed to indemnify its officers and directors in offering and selling the common stock, to the fullest extent permitted by law, against certain liabilities that may be incurred in connection with this Offering, including certain civil liabilities under the Securities Act. If we should find reasonable cause to believe that any statement in this Prospectus or the due diligence information is not true or continued ownership of such shares will cause a violation of any law by which we are governed, we may either (i) refuse to issue the common stock, or (ii) redeem any common stock at 100% of the original purchase price on the date of redemption as specified in the notice advising the investor of the compulsory redemption.

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this Prospectus. The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of shares and activities of the Selling Shareholders. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The Selling Shareholders may use a variety of methods when selling shares. They may engage in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers. They may block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction. The shares may be purchased by a broker-dealer as principal and resale by the broker-dealer for its account. They might elect to engage in an exchange distribution in accordance with the rules of the applicable exchange. Finally, they might engage in privately negotiated transactions or broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, or any other method permitted pursuant to applicable law.

The Selling Shareholders or their pledges, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Shareholders will attempt to sell shares in block transactions to market makers or other purchasers at a price per Share which may be below the then market price. The Selling Shareholders cannot assure that all or any of the shares offered in this Prospectus will be sold by the Selling Shareholders. In addition, the Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus are "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of their shares and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares from time to time under this Prospectus after the Company has filed an amendment to this Prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as a Selling Shareholders under this Prospectus.

The Selling Shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholders under this Prospectus.

The Selling Shareholders acquired the shares offered hereby in the ordinary course of business and they have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of Shares by the Selling Shareholders. We will file a supplement to this Prospectus if the Selling Shareholders enter into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Shareholders use this Prospectus for any sale of the shares, it will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent of the gross proceeds received by the Selling Shareholders for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

ITEM 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

Under Item 202 of Regulation S-K, the Company is to disclose any share classes and any provisions of its Bylaws that might affect an investor, such as any clauses that may act as a "poison pill" or liability of shares to foreign tax. The Company currently does not have any such disclosures, and furthermore, directs any investor to the Bylaws and Articles of Incorporation, as amended - both of which are set forth in the exhibits, below. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $.01 per share, of which there are 7,502,245 issued and outstanding and 10,000,000 shares of preferred stock par value $.0001 per share, of which none have been designated or issued.

We have not paid any dividends on our common stock and do not presently intend to pay cash dividends prior to the consummation of a business combination. The payment of cash dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of a business combination, if any. The payment of any dividends subsequent to a business combination, if any, will be within the discretion of our then existing Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, the Board of Directors does not anticipate paying any cash dividends in the foreseeable future. Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

We have not issued and do not have outstanding any warrants to purchase common shares. We have issued options to Sean Zarinegar and Ken Hedrick under their respective agreements, and Performance Realty exercised its option under the First Amended Operating Agreement for American Realty, as discussed herein. We have not issued and do not have outstanding any securities convertible into common shares or any rights convertible or exchangeable into common shares.

ITEM 10. INTERESTS OF NAMED EXPERTS AND COUNSEL

The Company has retained Anthony R. Paesano of the law firm of Paesano Akkashian Apkarian, P.C. located at 7457 Franklin Road, Suite 200 in Bloomfield Hills, Michigan to serve as counsel. Mr. Paesano authored a professional opinion on the validity of the shares to be issued at Exhibit 23.1. Mr. Paesano does not have an equity interest in the Company. The audited financial statement of the Company as of and for the years ended December 31, 2014 and 2013 were audited by MaloneBailey, LLP, an independent registered public accounting firm, located at 9801 Westheimer Road in Houston, Texas 77042 to the extent set forth in its report and are included herein in reliance upon the authority of this firm as experts in accounting and auditing. See Exhibit 23.2

ITEM 11. INFORMATION WITH RESPECT TO THE REGISTRANT

Management's Discussion and Analysis of Financial Condition and Operations

You should read the following discussion of our financial condition and results of operations together with the audited financial statements and the notes to the audited financial statements included in the registration statement on Form S-1 of which this Prospectus is a part. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements.

You should read the following discussion of our financial condition and results of operations together with the audited financial statements and the notes to the audited financial statements included in this registration statement on Form S-1. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements.

We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

  have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
  comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
  submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an emerging growth company, the company is exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. The Company is an Emerging Growth Company under the JOBS Act of 2012, but the Company has irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(B) of the JOBS Act.

We plan to raise capital following our recent change in status to an operating entity through the offering of shares of common stock or preferred stock to investors. We anticipate we will need to pursue capital to fund our operations over the next twelve months. We believe we will be able to raise the necessary capital to carry out our business plan, but there is no assurance that we will be able to do so.

General Discussion

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this registration statement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those forward-looking statements below. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the section entitled "Risk Factors" included elsewhere in this registration statement.

Results of Operations for the three and six months ended June 30, 2015 and 2014

The following table sets forth the summary income statement for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenue	$ 174,978	$ 158,749	$ 265,039	$ 233,767
Operating Expense	$ 685,826	$ 369,996	$ 1,579,066	$ 777,661
Net Loss	$ (510,848)	$ (211,247)	$ (1,314,027)	$ (543,894)

For the three months ended June 30, 2015 and 2014, we reported a net loss of $453,574 and $211,247, respectively. The change in net loss between the three months ended June 30, 2015 and 2014 was primarily attributable to the increase of $297,120 in general and administrative expense for the three months ended June 30, 2015 due to an increase in professional and consulting fees and overhead expenses.

For the six months ended June 30, 2015 and 2014, we reported a net loss of $1,068,809 and $543,894, respectively. The change in net loss between the six months ended June 30, 2015 and 2014 was primarily attributable to the acquisition cost of $325,000 recognized during the six months ended June 30, 2015 in relation to the reverse acquisition that closed on July 6, 2015 and the increase of $471,177 in general and administrative expense for the six months ended June 30, 2015 due to an increase in marketing and advertising, overhead expenses and professional and consulting fees.

Revenue - Net sales for the three months ended June 30, 2015, were $174,978, compared to $158,749 for the three months ended June 30, 2014. This resulted in an increase of approximately $16,229 or 10% from the comparable period. The increase in revenue is primarily a result of additional rental properties.

Net sales for the six months ended June 30, 2015, were $265,039, compared to $233,767 for the six months ended June 30, 2014. This resulted in an increase of approximately $31,272 or 13% from the comparable period. The increase in revenue is primarily a result of additional rental properties.

Operating Expenses - Operating expenses for the three months ended June 30, 2015, was $685,826, as compared to $369,996 for the three months ended June 30, 2014. The $315,830 increase is primarily attributable to the increase of $297,120 in general and administrative expense for the three months ended June 30, 2015 due to an increase in professional and consulting fees and overhead expenses.

Operating Expenses - Operating expenses for the six months ended June 30, 2015, was $1,579,066, as compared to $777,661 for the six months ended June 30, 2014. The $801,405 increase is primarily attributable to the acquisition cost of $325,000 recognized during the six months ended June 30, 2015 in relation to the reverse acquisition that closed on July 6, 2015 and the increase of $471,177 in general and administrative expense for the six months ended June 30, 2015 due to an increase in marketing and advertising, overhead expenses and professional and consulting fees.

Results of Operations for the year ended December 31, 2014 and 2013

The following table sets forth the summary income statement for the year ended December 31, 2014 and 2012:

Year Ended
	December 31, 2014	December 31, 2015
Revenue	$ 329,202	$ 579,712
Operating Expense	$ 1,810,304	$ 1,100,786
Net Loss	$ (1,481,102)	$ (521,074)

For the year ended December 31, 2014 and 2013, we reported a net loss of $1,481,102 and $521,074, respectively. The change in net loss between the year ended December 31, 2014 and 2013 was primarily attributable to fewer properties sold in 2014 and thus a decrease in gain on sale of real estate properties recognized during the year ended December 31, 2014 and the increase in general and administrative expense for the year ended December 31, 2014 due to the reorganization to a single family rental model.

Revenue - Net sales for the year ended December 31, 2014, were $329,202, compared to $579,712 for the year ended December 31, 2013. This resulted in a decrease of approximately $250,510 or 43% from the comparable period. The decrease in revenue is primarily a result of fewer properties sold in 2014 and thus a decrease in gain on sale of real estate properties recognized during the year ended December 31, 2014.

Operating Expenses - Operating expenses for the year ended December 31, 2014, was $1,810,304, as compared to $1,100,786 for the year ended December 31, 2013. The $709,518 increase is primarily attributable to increase in general and administrative expense for the year ended December 31, 2014 due to the ramp up for the single family rental model. Our operating expenses are largely attributable to office, rent and professional fees related to our reporting requirements as a public company and preparing this registration statement.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, maintain our assets, fund our operations and other general business needs. Our liquidity, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. Our near-term liquidity requirements consist primarily of purchasing our target assets, restoring and leasing properties and funding our operations.

Our long-term liquidity needs primarily of funds necessary to pay for the acquisition and maintenance of properties; non-recurring capital expenditures; interest and principal payments on our indebtedness; and general and administrative expenses. We seek to satisfy our long-term liquidity needs through cash flow from operations, long-term secured and unsecured indebtedness, the issuance of debt and equity securities, and property dispositions. We have financed our operations and acquisitions to date through the funding by members and third party loans. We believe our current available cash along with anticipated revenues may be insufficient to meet our cash needs for the near future if we do not receive additional funding. Our assets are illiquid by their nature. Thus, a timely liquidation of assets might not be a viable source of short-terms liquidity should a cash flow shortfall arise that cause a need for additional liquidity. It could be necessary to source liquidity from other financing alternatives should any such scenario arise. There can be no assurance that financing will be available in amounts or terms acceptable to us, if at all. In that event, we would be required to change our growth strategy and seek funding on that basis, if at all.

Cash Flow Information

Net cash used for operating activities for the six months ended June 30, 2015 and 2014 was $1,300,432 and $602,430, respectively. The increase in cash used in operating activities was primarily related to the refocusing of our business to the single family rental business model and the occurrence of $325,000 in acquisition expense related to our restructuring.

Net cash used for operating activities for the years ended December 31, 2014 and 2013 was $1,502,436 and $1,209,191, respectively. The increase in cash used in operating activities was primarily related to restructuring to the single family rental business model and the reduction in gain on sale of assets from $297,904 in fiscal 2013 to $38,244 in fiscal 2014.

Net cash used in investing activities for the six months ended June 30, 2015 was $787,524 as compared to $19,781 for the six months ended June 30, 2014. The increase in cash used in investing activities was primarily related to investing in additional properties of $898,660 during the six months ended June 30, 2015 as compared to $98,579 during the six months ended June 30, 2014.

Net cash provided by investing activities for the years ended December 31, 2014 and 2013 was $331,039 and $732,534, respectively. The decrease in cash from investing activities was primarily related to reselling fewer properties during 2014 while the Company refocused on the buy and hold model. We received proceeds of $546,923 from the sale of real estate properties in fiscal 2014 as compared to proceeds of $1,236,993 from the sale of real estate properties in fiscal 2013.

Net cash obtained through all financing activities for the six months ended June 30, 2015, of $1,913,780, as compared to $460,000 for the six months ended June 30, 2014. The change was due to proceeds from sale of membership units of $1,809,502 in the six months ended June 30, 2015 as compared to $1,110,000 in the six months ended June 30, 2014, and proceeds from issuance of notes payable of $120,000 in the six months ended June 30, 2015 as compared to $0 in the six months ended June 30, 2014, offset by the repayment of notes payable of $15,722 in the six months ended June 30, 2015 as compared to $650,000 in the six months ended June 30, 2014.

Net cash obtained through financing activities for the years ended December 31, 2014 and 2013 was $1,292,855 and $613,089, respectively. The change in cash from financing activities was primarily due to proceeds from sale of membership units offset by repayments of promissory notes payable. We received proceeds from the sale of membership units of $2,001,029 in fiscal 2014 as compared to $1,462,089 in fiscal 2013. We also repaid notes payable of $708,174 during fiscal 2014 as compared to $849,000 during fiscal 2013.

Our estimated working capital requirement for the next 12 months is $350,000 with an estimated burn rate of $30,000 per month. As reflected in the accompanying financial statements, we had cash of $130,195 at June 30, 2015.

Quantitative and Qualitative Disclosures about Market Risk

We have not utilized any derivative financial instruments such as futures contracts, options and swaps, forward foreign exchange contracts or interest rate swaps and futures. We believe that adequate controls are in place to monitor any hedging activities. We do not have any borrowings (however, our wholly-owned subsidiary does service debt related to the properties owned by the subsidiary), and, consequently, we are not affected by changes in market interest rates. We do not currently have any sales or own assets and operate facilities in countries outside the United States and, consequently, we are not affected by foreign currency fluctuations or exchange rate changes. Overall, we believe that our exposure to interest rate risk and foreign currency exchange rate changes is not material to our financial condition or results of operations.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital.

Critical Accounting Policies

Our financial statements and related financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements. Our significant accounting policies are summarized in Note 2 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report. We believe the following critical accounting policies and procedures, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Investment in Real Estate - We allocate the purchase price to tangible assets of an acquired property (which includes land and building) based on the estimated fair values of those tangible assets. Fair value for land and building is based on the purchase price for these properties.

Property/SFRs acquired not subject to an existing lease are accounted for as an asset acquisition, with the property recorded at the purchase price, including acquisition costs. We incur costs to prepare our acquired properties to be rented. These costs are capitalized and allocated to building costs. Costs related to the restoration or improvement of our properties that improve and extend their useful lives are capitalized and depreciated over their estimated useful lives. Expenditures for ordinary repairs and maintenance are expensed as incurred.

Depreciation is computed on a straight-line basis over the useful lives of the properties (building and improvements - 27 years).

Revenue Recognition - Rental income for property leases is recorded when due from residents and is recognized monthly as it is earned. We lease single-family residences that we own and manage directly to tenants who occupy the properties under operating leases, generally, with terms of one year. We perform credit investigations on prospective tenants and obtain security deposits. Sales and the associated gains or losses of real estate assets are recognized in accordance with the provisions of ASC Topic 360-20, Property, Plant and Equipment - Real Estate Sale. The specific timing of a sale is measured against various criteria in ASC 360-20 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria for the full accrual method are not met, we defer some or all of the gain recognition and accounts for continued operations of the property by applying the finance, leasing, deposit, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Related Party - A party is considered to be related to us if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with ourselves. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position, or cash flow.

Properties

We currently lease an office at the address set forth above. We believe that this space will be sufficient for our initial needs, although as funding and revenues become available, and the Company's operations grow, we anticipate finding other office space as needed.

Plan of Operation and Cash Requirements

The Company anticipates that its expenses over the next twelve months will be approximately $1,530,318. These estimates may change significantly depending on the nature of our business activities and our ability to raise capital from our shareholders or other sources.

Our other administrative expenses for the year will consist primarily of transfer agent fees, bank and interest charges and general office expenses. The professional fees are related to our regulatory filings throughout the year and include legal, accounting and auditing fees.

Based on our planned expenditures, we will require approximately $2,292,000 to proceed with our business plan over the next twelve months. If we secure less than the full amount of financing that we require, we will not be able to carry out our complete business plan and we will be forced to proceed with a scaled back business plan based on our available financial resources.

We intend to raise the balance of our cash requirements for the next twelve months from private placements, shareholder loans or possibly a registered public offering (either self-underwritten or through a broker-dealer). If we are unsuccessful in raising enough money through such efforts, we may review other financing possibilities such as bank loans. At this time we do not have a commitment from any third-party to provide us with financing. There is no assurance that any financing will be available to us or if available, on terms that will be acceptable to us.

Even though we plan to raise capital through equity or debt financing, we believe that the latter may not be a viable alternative for funding our operations, as we do not have sufficient tangible assets to secure any such financing. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide any assurance that we will be able to raise sufficient funds from the sale of our common stock to finance our operations. In the absence of such financing, we may be forced to abandon our business plan.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position, or cash flow.

Contractual Obligations

As a "smaller reporting company" as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

Legal Proceedings

The Company is not aware of any pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

We intend to have our common stock be quoted on the NASDAQ Capital Market or other US trading exchange. If our securities are not quoted on the NASDAQ Capital Market or other US trading exchange, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The NASDAQ Capital Market differs from national and regional stock exchanges in that it: (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and (2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the NASDAQ Capital Market, an equity security must have three registered broker-dealers, known as the market makers, willing to list bid or sale quotations and to sponsor The Company' listing. We do not yet have an agreement with a registered broker-dealer, as the market maker, willing to list bid or sale quotations and to sponsor The Company' listing. If The Company meets the qualifications for trading securities on the NASDAQ Capital Market our securities will trade on the NASDAQ Capital Market until a future time, if at all, that we apply and qualify for admission to quotation on the NASDAQ Capital Market. We may not now and it may never qualify for quotation on the NASDAQ Capital Market or be accepted for listing of our securities on the NASDAQ Capital Market.

The Company has never paid cash dividends on any of its securities. Payment of dividends on any of its securities is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. It is the Company's intention to retain earnings, if any, to finance the operation and expansion of its business and, therefore, it does not expect to pay any cash dividends on any of its securities in the foreseeable future.

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A stockholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Our shares likely will be "penny stocks" as that term is generally defined in the Exchange Act and the rules and regulations promulgated thereunder to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under Rule 15g-9 of the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to: (a) Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt; (b) Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities; (c) Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and (d) Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of the penny stock regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of Selling Stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

As of the date of this Prospectus, we had 597 holders of record of our common stock. It should be noted that, although the private offering closed just prior to this registration statement, the Company has three subscriptions executed with funding pending. The new share issuance forms have been executed and are ready for submission to the Company's transfer agent. Once funding clears, the Company's transfer agent will be issuing 26,334 shares of common stock pursuant to these three outstanding subscriptions. The subscriptions are not associated with any related parties or affiliates. These additional shares are also not subject to the Company's registration requests herein. Once these shares are issued, the Company will have a total of 7,528,579 shares of common stock issued and outstanding amongst 600 shareholders. For purposes of calculations throughout this registration statement, the Company is disclosing the current issued and outstanding as set forth in the first sentence of this paragraph. We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Financial Statements

As a smaller reporting company, the Company is required to disclose information under Rule 8-04 (Financial Statements of Businesses Acquired or to be Acquired) and Rule 8-05 (Pro Forma Financial Information) of Regulation S-X in lieu of the financial information required by Rule 3-05 and Article 11 of Regulation S-X. In furtherance of this disclosure requirement, the Company has attached those financial statements and related audit report filed in its 2014 Form 10-K.

Selected Financial Data

As a "smaller reporting company," as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

Supplementary Financial Information

The Company does not have any disclosures required under Item 302 of Regulation S-K

Changes In and Disagreements with Accountants on Accounting and Financial Disclosures

The Company does not have any disclosures required under Item 304 of Regulation S-K.

Directors and Executive Officers

Management

Executive officers, other executive management and directors

The following table provides information regarding our executive officers, other executive management and directors as of October 12, 2015:

Name	Age	Position(s)
Executive Officers
Sean Zarinegar	44	Chairman of the Board, Chief Financial Officer and Treasurer
Kenneth Hedrick	46	Director
Jeff Howard	52	Director, Chief Executive Officer and President
Monica Andreas	33	Secretary

Biographical Information for Sean Zarinegar, Age 44, Chairman of the Board, Chief Financial Officer, Treasurer

Mr. Zarinegar brings more than twenty years of experience in operations, evaluation, investment and management of real estate assets and is responsible for new asset origination, evaluation, analysis and due diligence, as well as overall executive direction. Mr. Zarinegar brings investment experience to the company as well as experience having formed successful business partnerships and has acquired a talented team of experts necessary to support ongoing and future projects and opportunities. Mr. Zarinegar has been an active real estate investor in Arizona, Texas, and Nevada as well as Colorado and Southern California, and has been tasked by the Corporation in leading efforts to convert the Corporation to a Real Estate Investment Trust consistent with 26 USC § 856.

Mr. Zarinegar is focused on maximizing the tremendous opportunity in the Phoenix, Arizona real estate market. With the decades of experience behind him, along with a severely depressed real estate market, the opportunities are abundant. For the past five years, Mr. Zarinegar has served as the Managing Partner for Core Performance Realty, and related parties, Performance Realty and American Realty. Mr. Zarinegar incorporates by reference the prior disclosure regarding the cease and desist orders issued by the Kansas Securities Commission and Alabama Securities Commission.

Biographical Information for Jeff Howard, Age 52, Director, Chief Executive Officer and President

Jeff Howard brings twenty-seven years of experience in residential property acquisitions, homebuilding and investment activities to the Company in his role as Chief Executive Officer, President and a Director on the Board of Directors. Between 2001 and 2003, Mr. Howard served as Director of Homebuilding for Suncor Development in Tempe, Arizona. Since 2003, Mr. Howard has been the owner of Horizon Homes and Investments in Phoenix, Arizona. Mr. Howard has purchased over 2500 houses and has grossed over $850M in sales since 2003. His unique industry relationships and experience allows him to find properties not available to all investors. His wisdom and know-how has brought both profit and growth to the Company. Mr. Howard has been a licensed realtor in the state of Arizona since 2003 and has facilitated investment buys and sells from coast to coast.

Biographical Information for Kenneth Hedrick, Age 45, Director

Mr. Hedrick brings over 21 years of residential mortgage and banking experience to the board of American Housing Income Trust. He currently serves as Vice President of foreclosure, bankruptcy, and loss recovery for TCF National Bank in Michigan, a subsidiary of TCF Financial Corporation, a $19 billion Minnesota-based national bank holding company.

He began his career with TCF Bank right out of college, handling production, underwriting, and approval of residential and consumer loans. As he entered production management, his roles included customer financial analysis, compliance, and audit oversight. Since 2009, as an employee of TCF Bank, Mr. Hedrick has gained expertise through portfolio management in the areas of foreclosure, bankruptcy, loss recovery, collections, loss mitigation, REO, as well as oversight of legal matters as they relate to residential customers. In the world of increased regulatory oversight, Mr. Hedrick also brings a wealth of knowledge when it comes to interacting with, and responding to, regulators and auditors for issues ranging from operational practices to policy development and disaster recovery plans.

Mr. Hedrick is currently elected to his 2nd term on the Board of Education for the Avondale School District in Auburn Hills, Michigan. He has sat on this board since 2006, holding officer positions of Secretary and Treasurer, and currently serves as Board President. Mr. Hedrick holds a bachelor degree in business administration from Hope College, and currently resides in Bloomfield Hills, Michigan.

Biographical Information for Monica Andreas, Age 33, Secretary

Mrs. Andreas has more than ten years' experience in the finance industry. She began her career as an administrative assistant with a small private lending firm. It was there she developed her skills in compliance, collections, loss prevention, underwriting, small claims court, auditing and bankruptcy. These skills helped expand the small business into a fast-growing, high profit company with over a dozen locations statewide. She was promoted to Vice President of Administration and Executive Administration to the Chief Executive Officer for the reminder of her time there. The knowledge and understanding of business administration, and her interest in the real estate market is what makes Mrs. Andreas a crucial part of the American Housing Income Trust team. Prior to joining American Housing Income Trust, Inc., Ms. Andreas spent ten years with 1 Stop Money Centers, LLC as Vice President of Collections and Executive Administrator.

Executive Compensation and Corporate Governance

It is the intention of the Company to establish nominating committees, audit committees, compensation committees and protocols and procedures associated with annual and special meetings of shareholders (to the extent not addressed in the enclosed Bylaws).

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our director. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since The Company is an early exploration stage company and has only seven directors, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our director and officer has the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

Advisory Board Consulting and Compensation Agreement - Sean Zarinegar (Chairman of the Board, Chief Financial Officer, Treasurer)

Pursuant to the Resolutions, the Board of Directors ratified and approved the Advisory Board Consulting and Compensation Agreement for Director Sean Zarinegar effective May 15, 2015. The Company retained Mr. Zarinegar through the issuance of 1,000,000 shares of common stock in the Company upon the Company's confirmation of the approval of the reverse stock split by FINRA, which occurred on July 7, 2015.

The Company has agreed to pay Mr. Zarinegar an annual fee equal to $120,000 or 1% of the Company's assets as reported on its year-end balance sheet, whichever is greater, unless, an opinion of counsel or the Company's auditors conclude that the asset-based compensation limits or impairs the Company's intent of becoming a real estate investment trust or impairs the Company's status as a publicly reporting company in good standing under the rules promulgated by the United States Securities and Exchange Commission. The Consulting Fee shall be payable at the same time, in the same manner, and following the same procedures as apply to directors' fees paid to non-employee directors of the Company. All such payments shall be paid on a "1099" basis.

The Company also recognizes that Mr. Zarinegar is a significant independent contractor to the Company. In addition to providing advisory services to the Board of Directors based on his education, experience and training in the business operating by the Company, the Advisor is incurring risk and exposure in guaranteeing the Firstkey debt service (which is currently in the final stages of negotiation and will be reported on Form 8-K once closed). Although the Firstkey debt service is to American Realty, as the parent entity, the Company ultimately benefits from the debt service. Recognizing that the consideration, above, does not completely compensate Mr. Zarinegar, the Company has agreed to issue Mr. Zarinegar or his designee a total of 3,000,000 shares of the Company's common stock (post-split) on the first, second and third anniversary. The Company agrees to issue these shares into its treasury for future issuance to Mr. Zarinegar with a legend indicating that the shares are for future issuance under the terms of this Agreement. Mr. Zarinegar and the Company acknowledge that, concomitant with the execution of its employment agreement with Mr. Zarinegar, the Company has approved for execution and has executed the Stock Exchange Agreement. In the event counsel for the Company or its tax advisors advise the Company that the stock issuance to Mr. Zarinegar might impair the intended tax-free reorganization under the Stock Exchange Agreement, the Company shall agree to hold the shares identified herein in escrow until such time the Board of Directors and its advisors conclude that the shares may be issued in any manner that does not interfere with the intended tax free restructuring of the Company. Mr. Zarinegar's profile has been disclosed in previous filings, and is incorporated herein by reference.

Mr. Zarinegar's agreement is subject to specific termination provisions. In the event of Mr. Zarinegar's death or total disability (defined as his inability to perform his duties under the agreement for three (3) consecutive fiscal quarters) during the Term, the agreement shall terminate on the date of such death or disability; provided that, such termination does not relieve the Company of its obligations to make the payments set forth in the agreement accrued through the date of such termination. The Company may terminate the agreement for "Cause" at any time and without notice. The Company shall have "Cause" to terminate the agreement if (a) Mr. Zarinegar breaches any provision of this Agreement, or (b) Mr. Zarinegar engages in conduct which is intentionally injurious to the Company as determined by the Board. It is not considered termination for "Cause" if Mr. Zarinegar is terminated through a majority vote of the shareholders entitled to vote.

If Mr. Zarinegar is terminated by the Company for Cause or if he voluntarily terminates his services prior to the end of the Term (other than due to death or disability), in consideration of a release of any actual or perceived claims Mr. Zarinegar might have against the Company, within three weeks from the date of termination, Mr. Zarinegar may send confirmation of his release of any and all claim, and in turn, the Company shall pay the him fifty-percent (50%) of the balance due and owing over the balance of the Term (the "For Cause Severance Payment"). The Company shall pay half of the For Cause Severance Payment within sixty (60) days of Mr. Zarinegar's confirmation of release, and the balance within sixty (60) days thereafter.

In the event the Company does not pay the For Cause Severance Payment as agreed upon herein, Mr. Zarinegar may elect to either retract his confirmation of release, or demand a note in the amount due and owing earning six-percent interest per annum requiring twelve equal monthly installments due on the 1st day of each successive month (the "Note Obligation"). The parties agree that the Note Obligation does not need to be memorialized in a separate agreement, unless the parties mutually agree otherwise. In the event of breach of the Note Obligation, the confirmation of release shall be null and void, and Mr. Zarinegar shall retain any and all rights, claims and actions against the Company, including but not limited to, the amounts due under the Note Obligation.

If Mr. Zarinegar is terminated by the Company other than for Cause prior to the end of the Term, or is terminated by vote of the majority of shareholders entitled to vote, Mr. Zarinegar shall be entitled to payment of one-hundred percent (100%) of the balance due and owing over the balance of the Term (the "No Cause Severance Payment"). The Company shall pay half of the No Cause Severance Payment within sixty (60) days of Advisor's confirmation of release, and the balance within sixty (60) days thereafter.

In the event the Company does not pay the No Cause Severance Payment as agreed upon herein, Mr. Zarinegar may elect to either retract his confirmation of release, or demand a note in the amount due and owing earning six-percent interest per annum requiring twelve equal monthly installments due on the 1st day of each successive month (the "Note Obligation"). The Parties agree that the Note Obligation does not need to be memorialized in a separate agreement, unless the Parties mutually agree otherwise. In the event of breach of the Note Obligation, the confirmation of release shall be null and void, and Mr. Zarinegar shall retain any and all rights, claims and actions against the Company, including but not limited to, the amounts due under the Note Obligation. In the event Mr. Zarinegar resigns from the Board of Directors, and voluntarily terminates the agreement, Mr. Zarinegar agrees to waive any and all remaining amounts due as a Consulting Fee, but retains the right to reimbursement of any expenses. Regardless of the basis for termination, the Company shall issue the shares of common stock identified in the agreement within fifteen (15) days of the notice of termination.

Executive Agreement - Jeff Howard (Director, Chief Executive Officer and President)

On October 12, 2015, the Company hired Jeff Howard, currently a Director on the Board of Directors, to fill the vacancy left by Mr. Zarinegar's resignation as Chief Executive Officer and President. There were no disputes between Mr. Zarinegar and the Company prior to his resignation. Pursuant to the terms of the Executive Agreement between the Company and Mr. Howard, Mr. Howard is to be compensated an annual salary of $64,800 between October 12, 2015 and October 12, 2016 (the "Initial Term"), unless his employment is terminated as set forth in the Executive Agreement. The Executive Agreement has successive one-year renewal periods (a "Renewal Term").

In addition to the compensation identified above, the Company and Mr. Howard agreed to the following escalators either during the Initial Term or Renewal Term, if applicable: (a) The Company agrees to increase Executive's compensation by an additional Twenty-Five Thousand Dollars ($25,000.00) per annum and shall issue an additional issuance of Twenty-Five Thousand (25,000.00) shares of common stock in the Company to the Executive when the Company achieves the milestone of a gross revenue of One Million Dollars ($1,000,000.00) per annum; (b) The Company agrees to increase Executive's compensation by an additional Twenty-Five Thousand Dollars ($25,000.00) per annum when the Company has achieved the milestone of a gross revenue of One Million Five Hundred Thousand Dollars ($1,500,000.00) per annum; and (c) The Company agrees to increase Executive's compensation by an additional Twenty-Five Thousand Dollars ($25,000.00) per annum, and issue an additional issuance of Twenty-Five Thousand (25,000.00) Shares of Common stock in the Company to the Executive when the Company has achieved the milestone of a gross revenue of Two Million Dollars ($2,000,000.00) per annum.

Advisory Board Consulting and Compensation Agreement - Kenneth Hedrick (Director)

Pursuant to the Resolutions, the Board of Directors ratified and approved the Board Director Agreement for Director Kenneth Hedrick effective May 15, 2015. In consideration of Director's services, the Company has agreed to issue 25,000 shares of restricted common stock in the Company to Director upon the Company's confirmation of the approval of the reverse stock split currently pending with FINRA, and to the extent such split is not approved, an equivalent issuance based on the same percentage against issued and outstanding shares in the Company. The shares issued in lieu of compensation shall be assessable against the Company, and considered issued and outstanding. Mr. Hedrick's profile has been disclosed in previous filings, and is incorporated herein by reference.

Until the Company acquires additional capital, it is not anticipated that any officer or director will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company. The Company has not yet adopted an Employee Stock Option Plan. The Company has not yet adopted retirement, pension, or profit sharing programs for the benefit of directors, officers or other employees, but our officers and directors may recommend adoption of one or more such programs in the future.

Security Ownership of Certain Beneficial Owners

The table set forth in this subsection lists, as of October 9, 2015, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our company; and (iii) all officers and directors as a group.

Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 7,502,245 shares of our common stock issued and outstanding as of the date of this Prospectus. Other than those options held by Performance Realty, Mr. Zarinegar and Mr. Howard, as set forth above, we do not have any outstanding warrant, options or other securities exercisable for or convertible into shares of our common stock.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent (%) of Common Stock
Named Executive Officers
Sean Zarinegar	2,058,810(2)	27.44%
Kenneth Hedrick	24,000	<1.0%

(1)  The above table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable. Unless otherwise indicated, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the shares beneficially owned.

(2)  Mr. Zarinegar is the Chairman of the Board, Chief Financial Officer and Treasurer of the Company. He is also the sole member of Performance Realty Management. Performance Realty Management is the Manager under the Operating Agreement for American Realty Partners, which upon closing of the Subsidiary Agreement became a wholly-owned subsidiary of the Company. Mr. Zarinegar, individually, owns 1,000,000 shares of common stock, and Performance Realty owns 1,000,000 shares of common stock.

Related Party Transactions

As set forth above, the Company has engaged in, and anticipates that it will continue to engage in, related party transactions with American Realty and Performance Realty. The Company believes that maintaining a relationship with American Realty, Performance Realty and AHIT Valfre will enhance its prospects of success and facilitate additional benefits for its shareholders. Further pursuant to ASC 850-10-50-6, the Company lists and provides details for all material Related Party transactions so that readers of the financial statements can better assess and predict the possible impact on performance.

Nature of Related Parties' Relationship

The Company recognizes and confirms the requirements in ACS 850-10-50-6 to disclose all related party transactions between the Company, American Realty, Performance Realty and AHIT Valfre, and any other related party transactions and or relationships.

The SPAs were entered into between American Realty, as buyer, and nine shareholders. The SPAs closed escrow on February 13, 2015 with the receipt of medallion signed transfers of the restricted certificates. The Company believed that Section 4(2) was available because the foregoing transaction was exempt from the registration requirements under the Securities Act of 1933, as amended ("the Act"), based on the following facts: there was no general solicitation, there was a limited number of purchasers, each of whom the Registrant believes was an "accredited investor" (within the meaning of Regulation D under the Securities Act of 1933, as amended) and was sophisticated about business and financial matters, and all shares issued were subject to restriction on transfer, so as to take reasonable steps to assure that the purchaser was not an underwriter within the meaning of Section 2(11) under the Act.

These common shares, in the aggregate, account for 58,809,678, or 50.79% of the common shares outstanding of the Company. In addition, American Realty acquired 20,000 of the Series A Preferred Stock from Cortland Communications, LLC (the "Series A Preferred"). As a result, a change of control of the Company took place on February 13, 2015 (the date of the closing of escrow).On March 2, 2015, American Realty voted its shares of common stock and preferred stock in adopting a Plan of Conversion pursuant to Sections 92A.005 et seq. of the Nevada Revised Statutes, and Section 3-904(c)(1) of the Code of Maryland (the "Plan of Conversion"). The Plan of Conversion was recommended by the Board of Directors of the Company. The action consented to was to convert the Company from a Nevada corporation to a Maryland corporation, pursuant to conversion statutes under the Nevada Revised Statutes (the "NRS") and the Maryland General Corporation Law (the "MGCL") (the "Maryland Conversion").

Pursuant to the Amended Resolution of the Board of Directors dated May 14, 2015, which supplemented, amended and revised the Resolution of the Board of Directors dated May 8, 2015, the Board of Directors authorized the execution of the Stock Exchange Agreement between American Realty and the Company dated May 15, 2015, and Subsidiary Agreement between Performance Realty, American Realty and the Company, which has as an effective date of the "Closing," as defined under the Stock Exchange Agreement.

The Stock Exchange Agreement was executed on May 15, 2015, but the closing had been conditioned upon satisfaction of the conditions precedent in Article V thereunder. More specifically, the closing was conditioned upon approval by FINRA of the actions in its Schedule 14C; more specifically, FINRA's approval of the reverse stock split. The closing of the Stock Exchange Agreement occurred on July 6, 2015 with the issuance of the shares to the former members of American Realty. The closing of the Stock Exchange Agreement resulted in American Realty being a wholly-owned subsidiary of the Company. The Subsidiary Agreement, as amended, closed concomitant with the closing of the Stock Exchange Agreement.

Under the terms of the Subsidiary Agreement, the Company agreed to be bound by the Operating Agreement for American Realty dated November 1, 2013 (the "American Realty Operating Agreement"). The Company further agreed that Performance Realty would continue to operate as the Manager for American Realty pursuant to the terms of the American Realty Operating Agreement, subject to the following amendment to Section 3.10 of the American Realty Operating Agreement:

The Member acknowledges and agrees that, as the sole member of the Company, it and its shareholders directly benefit from the management services provided by Manager under this Article III. The Member further recognizes that any capital expenditures made for the benefit of the Company derive directly from the Member, as opposed to the Company itself. Therefore, in consideration for the services to be rendered to or on behalf of the Company by the Manager, the Member shall issue 1,000,000 shares of common stock in the Member, i.e. American Housing Income Trust, Inc., into the Member's treasury for future issuance upon written notice by PRM to Member's Secretary electing to issue the shares through the Member's transfer agent within a reasonably commercial period of time under the same or similar circumstances, but in no event greater than three business days from exercising the option, and future issuance on the annual anniversary of the issuance out of treasury, shares of common stock valued at one-percent (1%) of the net assets of the Company being managed by Manager under this Operating Agreement, unless otherwise agreed upon by Member and Manager, or unless doing so impairs or restricts the Member's intent of operating as a real estate investment trust. In the event such structure impairs or restricts the Member's intent of operating as a real estate investment trust, the Member and Manager agree to work in good faith to restructure compensation for Manager in performing under this Article 3. The fee paid to Manager hereunder is intended to constitute a guaranteed payment within the meaning of IRS Code §707(c), and will be treated as an expense of the Company and deducted in determining Profits and Losses.

The aforementioned amendment was executed on September 18, 2015. On September 22, 2015, the Company authorized the issuance of 1,000,000 shares of common stock to Performance Realty upon receipt of the written notice of exercise of the option by Performance Realty.

In the Subsidiary Agreement, the Company recognized the value of Performance Realty in continuing to serve as Manager of American Realty until such time the Company determines that the management impairs or restricts the Company's long-term objective of operating as a real estate investment trust under Maryland law. The parties under the Subsidiary Agreement recognize that until the Company is financially and operationally prepared and positioned to operate as a real estate investment trust, Performance Realty must manage American Realty in order to maintain continuity during this transition in operations. Performance Realty has agreed to take direction from the Company's Board of Directors regarding those matters set forth in Article 3 of the American Realty Operating Agreement. Notwithstanding, the day-to-day administrative and ministerial tasks in operating American Realty are to be performed in the discretion of Performance Realty and its employees and agents, based on their collective education, experience and training. Performance Realty shall provide reporting and general updates to the Company's Board of Directors in a commercially reasonable manner.

On June 25, 2015, the Company and American Realty entered into restructured financing agreements with Firstkey Lending, LLC ("Firstkey"). Firstkey approved the restructuring of American Realty, as set forth in the Stock Exchange Agreement and Subsidiary Agreement. Sean Zarinegar and Performance Realty ratified their respective duties and obligations to Firstkey. The Firstkey debt service directly benefits the Company.

On August 3, 2015, the Company and Valfre closed on the Company's acquisition of nine single family residences in Arizona through AHIT Valfre. The Company is the General Partner of AHIT Valfre pursuant to the AHIT Valfre Agreements (all defined above).Pursuant to the AHIT Valfre Agreements, in consideration for the conveyance of the nine single family residences, which were acquired by AHIT Valfre "subject to" existing mortgages, AHIT Valfre issued the following limited partnership interests (collectively, the "Limited Partnership Interests" or singularly a "Limited Partnership Interest") in AHIT Valfre: (a) Valfre Holdings, LLC 69,555, and (b) James A. Valfre 192,050 and Pamela J. Valfre 38,421.

The Company and Valfre entered into the AHIT Valfre Agreements contemplating, amongst other things that AHIT Valfre would be operated to reduce risk and increase diversification of real estate holdings, and to seize an opportunity for Valfre for estate and tax planning purposes through an exchange under Section 721 of the Internal Revenue Code (defined in the AHIT Valfre Agreements as the "Intended Tax Treatment"). More specifically, commencing on August 4, 2016, each Limited Partnership Interest shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into the number of fully paid and nonassessable shares of common stock in the Company on a 1:1 basis. AHIT Valfre may require any holder of a Limited Partnership Interest to convert each of his, her or its Limited Partnership Interest into the number of fully paid and nonassessable shares of common stock in the Company on August 4, 2016. These shares are being registered with this statement.

In order for Valfre, individually or collectively, to exercise its, his or her conversion rights, such holder shall deliver to the Company's Transfer Agent written notice in the same or similar form as Exhibit A attached to the AHIT Valfre Limited Liability Partnership Agreement. While Valfre holds the aforementioned option and the Company holding the aforementioned put option, the Company shall be allocated all net profits or losses of AHIT Valfre pursuant to the AHIT Valfre Limited Liability Partnership Agreement. As a result of closing on the AHIT Valfre Agreements, the Company acquired nine single family residences with a stated "Gross Asset Value," as defined in the AHIT Valfre Agreements, of $1,735,734 offset by debt service in the amount of $1,215,734 as of August 1, 2015. On September 29, 2015, the Company and AHIT Valfre agreed to toll the piggyback registration provisions under the AHIT Valfre Agreements until December 31, 2015, and thus those shares subject to the option are not being registered herein.

Therefore, as of this filing, the Company has 58,810 shares of common stock issued and outstanding to American Realty, plus 1,000,000 shares to Sean Zarinegar, who controls Performance Realty and the Company, and 1,000,000 shares issued to Performance Realty.

Operating Statement Related Party Transactions (for the six months ended June 30, 2015)

The Company has been advised and managed by Performance Realty Management, LLC ("PRM"), an Arizona limited liability company (the "Manager"). At the formation of the Company, the Company agreed to pay the Manager of the Company a quarterly management fees equal to the greater of: (a) $120,000 on an annual basis, or (b) 1% of the total assets of the Company in consideration for the management services to be rendered to or on behalf of the Company by the Manager. During the six months ended June 30, 2015, the Company recorded management fees of $60,000 (2014 - $60,000).

On May 15, 2015, AHIT entered into an Advisory Board Consulting and Compensation Agreement with a director of AHIT pursuant to which AHIT agreed to issue 1,000,000 post split shares of common stock to the director. In addition, AHIT agreed to pay the director an annual fee equal to $120,000 or 1% of AHIT's assets as reported on its year-end balance sheet, whichever is greater. AHIT will also issue an aggregate of 3,000,000 post split shares of common stock of AHIT on the first, second and third anniversary. During the six months ended June 30, 2014, AHIT recorded management fees of $15,000 (2014 - $nil). The 1,000,000 post split shares of AHIT were issued on July 6, 2015.

On May 15, 2015, AHIT entered into a Director Agreement with a director of AHIT pursuant to which AHIT agreed to issue 25,000 post split shares of common stock to the director. In addition, the Company agreed to pay the director from time to time for the services provided and may compensate the director with the issuance of shares of common stock of the Company During the six months ended June 30, 2015, the director did not provide any services to AHIT and AHIT recorded $nil in directors' fees. The 25,000 post split shares of AHIT were issued on July 6, 2015.

On May 15, 2015, AHIT entered into an executive agreement with its former Chief Financial Officer ("former CFO") for a term of one year. The former CFO will work as a part-time consultant initially and in consideration of the part-time services to be rendered by the former CFO, AHIT agreed to issue 25,000 post split shares of common stock of AHIT. When the former CFO becomes a full time employee, AHIT will pay an annual salary of $24,000 and will issue $24,000 worth of common stock of AHIT on the first anniversary of the date on which the former CFO becomes a full time employee. On June 24, 2015, the former CFO resigned and the executive agreement was terminated.

On May 15, 2015, AHIT entered into an executive agreement with its former Chief Executive Officer ("former CEO") for a term of one year. The former CEO will work as a part-time consultant initially and in consideration of the part-time services to be rendered by the CEO, AHIT agreed to pay a signing bonus of $25,000 (paid) and to issue 25,000 post split shares of common stock of AHIT. In addition, AHIT agrees to pay the former CEO an annual salary of $25,000 retroactively beginning March 2, 2015. When AHIT achieves certain milestones, AHIT agreed to increase the former CEO's annual salary and issue additional shares of common stock of AHIT. When the former CEO becomes a full time employee, AHIT will continue to pay all compensation earned while the former CEO is working as a part-time consultant and will re-negotiate the compensation. AHIT will also issue an additional 25,000 post split shares of common stock of AHIT on the first anniversary of the date on which the former CEO becomes a full time employee. On June 24, 2015, the former CEO resigned and the executive agreement was terminated.

Balance Sheet Related Party Transactions (on June 30, 2015)

On January 16, 2015, the Manager of the Company entered into a promissory note agreement on behalf of the Company for $150,000. The loan bore interest at 16% per annum and was payable on July 16, 2015. The loan was collateralized by a deed of trust on a real estate property owned by the Company. The proceeds from the note were used to purchase another real estate property. On May 12, 2015, the Company repaid the $150,000 note.

On February 17, 2015, a former majority shareholder of AHIT advanced $485 to AHIT. During the six months ended June 30, 2015, AHIT repaid $61 and the remaining balance of $424 was forgiven by the shareholder and the amount was recorded in members' equity.

As at June 30, 2015, the Company is indebted to PRMfor $44,743 (December 31, 2014 - $54,382), which represents management fees owed and other general and administrative expenses paid on behalf of the Company.

As at June 30, 2015, AHIT is indebted to the director of AHIT for $15,000 which represents management fees owed.

Item 11A. MATERIAL CHANGES

The Company does not have any disclosures associated with material changes in its affairs since the end of the latest fiscal year.

ITEM 12. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Company does not have any disclosures under this item.

ITEM 12A. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LITIGATION

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling The Company pursuant to provisions of the State of Delaware, The Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly, file current and periodic reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1 under the Securities Act, as amended, in connection with this offering. We have also filed with the Commission a Registration Statement on Form S-1, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, accountant's fees and expenses, the legal fee and expenses, and transfer agent's fees and expenses.

Securities and Exchange Commission registration fee	3,224.00
DTC Eligibility and support fee	18,000.00
Accountants' fees and expenses	3,000.00
Legal fees and expenses	5,000.00
Transfer Agent's fees and expenses	810.00
Edgar Agent fees and expenses	2,000.00
Total expenses	32,034.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Maryland charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires corporations (unless the charter provides otherwise, which the Maryland charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
  the director or officer actually received an improper personal benefit in money, property or services; or
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, the Company may not indemnify a director or officer in a suit by or in the right of the Company in which the director or officer was adjudged liable to the Company or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the Company, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits the Company to advance reasonable expenses to a director or officer upon receipt of:

  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company; and
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Maryland charter authorizes the Company to obligate itself, and the Maryland Bylaws obligate the Company to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  any present or former director or officer of the Company who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
  any individual who, while a director or officer of the Company and at its request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Maryland charter and Bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The sale of unregistered securities have been addressed under Corporate History. We believed that Section 4(2) was available on the sale of all unregistered securities because the Company believed, and believes as of this statement, that the foregoing transactions were exempt from the registration requirements under the Securities Act of 1933, as amended ("the Act"), based on the following facts: there was no general solicitation, there was a limited number of purchasers, each of whom the Registrant believes was an "accredited investor"(within the meaning of Regulation D under the Securities Act of 1933, as amended) and was sophisticated about business and financial matters, and all shares issued were subject to restriction on transfer, so as to take reasonable steps to assure that the purchaser was not an underwriter within the meaning of Section 2(11) under the Act. As for the sales of those unregistered securities associated with the Company's private offering, the Company believed, and believes as of this statement, that the offering and subsequent sales were made in reliance on exemptions from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder and applicable state securities laws. The Company disclosed to those "accredited investors" purchasing shares under the private offering that it could not provide any assurances regarding the common stock, and that it could not assure that an active public market would exist for any of the shares of common stock sold in the future. The Company's stock was sold subject to restrictions on transferability and resale, and could not be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from registration was available.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto.

Exhibits.

Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
3.1	Certificate of Incorporation		S-1		31.1	4/30/2008
3.2	By-Laws		S-1		3.2	4/30/2008
3.3	Minutes of Shareholders		8-K		99.1	2/5/2015
3.4	Minutes of Board of Directors		8-K		99.2	2/5/2015
3.5	Written Consent of Shareholder		8-K		10.1	2/18/2015
3.6	Resolution of the Board of Directors		8-K		10.2	2/18/2015
3.7	Articles of Conversion in Nevada, Received by May 8, 2015		8-K		10.1	5/14/2015
3.8	Articles of Incorporation in Maryland, Received on May 11, 2015		8-K		10.2	5/14/2015
3.9	Articles of Conversion in Maryland, Received by May 11, 2015		8-K		10.3	5/14/2015
3.10	Stock Exchange and Restructuring Agreement		8-K		10.1	5/18/2015
3.11	Parent/Subsidiary and Operations Agreement		8-K		10.2	5/18/2015
3.12	Advisory Board Consulting and Compensation Agreement (Zarinegar)		8-K		10.1	5/18/2015
3.13	Board Director Agreement (Hedrick)		8-K		10.4	5/18/2015
3.14	Executive Agreement and Compensation Schedule (Stoffers)		8-K		10.5	5/18/2015
3.15	Executive Agreement and Compensation Schedule (Deegan)		8-K		10.6	5/18/2015
3.16	Resolution of the Board of Directors (May 8, 2015)		8-K		10.7	5/18/2015
3.17	Amended Resolution of the Board of Directors (May 14, 2015)		8-K		10.8	5/18/2015
3.18	Resolution of Board of Directors		8-K		10.1	5/29/2015
3.19	Resolution of Board of Directors		8-K		10.1	6/29/2015
3.20	First Amended By-laws		8-K		10.2	6/29/2015
3.21	Shareholder Consent		8-K		10.3	6/29/2015
3.22	Articles of Amendment		8-K		10.4	6/29/2015
3.23	FirstKey Lending Agreements		8-K		10.5	6/29/2015
3.24	Master UPREIT Agreement (AHIT and Valfre)		8-K		10.1	8/7/2015
3.25	Contribution Agreement (Valfre Holdings, LLC)		8-K		10.2	8/7/2015
3.26	Contribution Agreement (James Valfre)		8-K		10.3	8/7/2015
3.27	Contribution Agreement (Pamela Valfre)		8-K		10.4	8/7/2015
3.28	Press Release		8-K		10.5	8/7/2015
10.1	Portfolio of Properties		8-K		10.1	9/29/2015
23.1	Consent of Counsel	X
23.2	Consent of Independent Auditor	X

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jeff Howard
AMERICAN HOUSING INCOME TRUST, INC.
By: Jeff Howard
Its: Chief Executive Officer and President
Date: October 13, 2015

American Realty Partners, LLC
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2015	2014

ASSETS

Investment in real estate:
Land	$ 4,714,404	$ 3,881,285
Building and improvements	2,374,605	1,410,583
	7,089,009	5,291,868
Less: accumulated depreciation	(157,867)	(119,398)
Investment in real estate, net	6,931,142	5,172,470
Cash	130,195	304,371
Accounts receivable	1,340	-
Notes receivable	120,000	120,000
Due from related party	6,221	-
Other assets	61,999	79,344
Total Assets	$ 7,250,897	$ 5,676,185

LIABILITIES AND MEMBERS' EQUITY

LIABILITIES

Accounts payable and accrued liabilities	$ 52,300	$ 25,847
Due to related parties	59,743	54,382
Prepaid rent received	10,400	7,450
Notes payable	2,760,422	2,016,144
Total Liabilities	2,882,865	2,103,823
Commitments (Note 12)
MEMBERS' EQUITY
Members' contributions	10,910,511	8,800,585
Accumulated deficit	(6,470,126)	(5,228,223)
Total American Realty Partners, LLC Members' Equity	4,440,385	3,572,362
Non-controlling interest	(72,353)	-
Total Members' Equity	4,368,032	3,572,362
Total Liabilities and Members' Equity	$ 7,250,897	$ 5,676,185

American Realty Partners, LLC
Consolidated Statements of Operations
(unaudited)

	For the	For the	For the	For the
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014

Revenue
Rental revenues	$ 101,285	$ 72,971	$ 188,444	$ 140,606
Interest income	2,400	6,731	4,802	14,114
Gain on sale of assets	71,293	79,047	71,293	79,047
Other Income	-	-	500	-
Total revenue	174,978	158,749	265,039	233,767

Expenses
Depreciation	21,013	10,262	40,281	49,993
General and administrative	601,715	304,595	1,099,821	628,644
Interest expense	63,098	55,139	113,964	99,024
Acquisition expense	-	-	325,000	-
Total expenses	(685,826)	(369,996)	(1,579,066)	(777,661)
Net loss	(510,848)	(211,247)	(1,314,027)	(543,894)
Less: net loss attributable to non-controlling interest	57,275	-	72,124	-
Net loss attributable to American Realty
Partners, LLC	$ (453,573)	$ (211,247)	$ (1,241,903)	$ (543,894)

American Realty Partners, LLC
Consolidated Statement of Changes in Members' Equity
(unaudited)

				Total
	Members'	Accumulated	Non-controlling	Members'
	Contributions	Deficit	Interest	Equity
Balance - December 31, 2014	$ 8,800,585	$ (5,228,223)	$ -	$ 3,572,362
Issuance of membership units for cash	1,809,502	-	-	1,809,502
Issuance of membership units in exchange for real estate properties	300,000	-	-	300,000
Forgiveness of related party note payable	424	-	-	424
Non controlling interest at acquisition	-	-	(229)	(229)
Net loss	-	(1,241,903)	(72,124)	(1,314,027)
Balance - June 30, 2015	$10,910,511	$(6,470,126)	$ (72,353)	$ 4,368,032

American Realty Partners, LLC
Consolidated Statements of Cash Flows
(unaudited)

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2015	2014

Cash Flows from Operating Activities
Net loss	$
	(1,314,027)	$ (543,894)
Items not affecting cash:
Depreciation	40,281	49,993
Gain on sale of assets	(71,293)	(79,047)

Changes in operating assets and liabilities:
Prepaid expenses	17,345	(26,852)
Accounts receivable	(1,340)	-
Due from related party	(6,221)	-
Accounts payable	20,547	-
Accrued liabilities	5,541	3,056
Prepaid rent	2,950	(2,148)
Due to related parties	5,785	(3,538)
Net Cash Used In Operating Activities	(1,300,432)	(602,430)
Cash Flows from Investing Activities
Purchase of real estate properties and
improvements	(898,660)	(98,579)
Proceeds from sale of real estate properties	111,000	198,798
Investment in promissory notes receivable	-	(120,000)
Cash acquired on acquisition	136	-
Net Cash Used in Investing Activities	(787,524)	(19,781)
Cash Flows from Financing Activities

Proceeds from the sale of membership units	1,809,502	1,110,000
Proceeds from notes payable	120,000	-
Repayment of notes payable	(15,722)	(650,000)
Net Cash Provided by Financing Activities	1,913,780	460,000
Change in Cash	(174,176)	(162,211)
Cash - Beginning of Period	304,371	182,913
Cash - End of Period	$
	130,195	$ 20,702

Supplemental disclosures of cash flow information:
Interest paid	$ 113,964	$ 99,024
Income taxes paid	$	$
	-	-

Non-cash investing and financing activities:
Issuance of membership units in exchange for real
estate properties	$ 300,000	$ 120,000
Notes payable issued with acquisition of real	$ 990,000
properties		$ 956,218
Notes payable settled from sale of real properties	$ 350,000	$ 291,900
Forgiveness of related party note payable	$ 424	$ -
Note converted to membership units	$ -	$ 30,000

1.    Nature of Operations

American Realty Partners, LLC ("we", "our", the "Company") is a limited liability company formed in the State of Arizona on September 16, 2013. The Company's principal business is the acquisition and management of single-family residential properties (SFRs) in select communities throughout the United States.

On October 18, 2013, Equity Pacesetter, LLC ("EPS"), Equity Pacesetter II, LLC ("EPS II"), and Equity Pacesetter III, LLC ("EPS III"), three Arizona limited liability companies (together as "EPS entities"), merged with and into the Company, with the Company as the surviving company taking all the rights and privileges of the EPS entities. Each member's membership interests in the EPS entities were converted into membership interest in the Company based on the percentage interest of each member in the EPS entities and the percentage contribution of each of the EPS entities to the Company. The merger was accounted for as a transaction among entities under common control. The assets and liabilities transferred to the Company are recorded at their carrying amounts at the date of transfer. The Company recorded an adjustment of $494,924 in Member's Equity for the merger.

On February 4, 2015, the Company entered into a Share Purchase Agreement with American Housing Income Trust, Inc. ("AHIT"), a Maryland corporation, and AHIT's shareholders, pursuant to which the Company acquired from the selling shareholders of AHIT 58,809,678 shares of common stock (representing 50.67% of the common shares outstanding of AHIT), and 20,000 shares of Series A preferred stock (representing 100% of the preferred shares outstanding of AHIT).

2.    Summary of Significant Accounting Policies

a)    Basis of Presentation and Principles of Consolidation

These interim unaudited consolidated financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the period shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

These consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, ARP Pledgor, LLC and ARP Borrower, LLC and its 50.67% owned subsidiary,AHIT. All significant intercompany transaction and balances have been eliminated. The Company's fiscal year-end is December 31.

b)    Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the useful life and recoverability of long-lived assets, and income taxes. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)    Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for accounts receivable, notes receivable, accounts payable and accrued liabilities, amounts due to/from related parties and notes payable are reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if, applicable, the stated rate of interest is equivalent to rates currently available.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 Financial assets and liabilities for which values are based on unadjusted quoted prices for identical assets or liabilities in an active market that management has the ability to access.

Level 2 Financial assets and liabilities for which values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability (commodity derivatives and interest rate swaps).

Level 3 Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management's own assumptions about the assumptions a market participant would use in pricing the asset or liability.

The Company does not have any financial instruments that are required to be measured and recorded at fair value on a recurring basis.

d)    Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.    Going Concern

These interim consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never paid any dividends and is unlikely to pay dividends in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. During the six months ended June 30, 2015, the Company incurred a net loss of $1,314,027, and as at June 30, 2015, the Company has accumulated losses of $6,470,126 since inception. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These interim consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

4.    Share Purchase Agreement

On February 4, 2015, the Company entered into a Share Purchase Agreement with American Housing Income Trust, Inc. ("AHIT"), a Maryland Corporation, pursuant to which the Company acquired 58,809,678 shares of common stock, representing 50.67% of the total issued and outstanding shares of common stock of AHIT, and 20,000 shares of Series A preferred stock of AHIT, representing 100% of the total issued and outstanding shares of Series A preferred stock of AHIT in consideration for $325,000. The agreement closed on February 13, 2015. The Company recognized the $325,000 paid to the selling shareholders as acquisition expense as the amount is for the reverse merger that closed on July 6, 2015. Refer to Note 5.

5.    Reverse Merger

On May 15, 2015, the Company entered into a Stock Exchange and Restructuring Agreement ("Stock Exchange Agreement") with AHIT. The transaction closed on July 6, 2015 and, pursuant to the agreement, AHIT issued 5,000,000 shares of common stock in exchange for all the membership units in the Company on a pro rata basis. The Company issued 100 units to AHIT. As a result of this transaction, the Company became a subsidiary of AHIT. The transaction is accounted for as a reverse acquisition and the Company is considered the accounting acquirer for financial reporting purposes. Refer to Note 13.

6.    Investment in Real Estate

	June30,	December 31,
	2015	2014
	(unaudited)
Cost of real estate properties	$ 7,089,009	$ 5,291,868
Accumulated depreciation	(157,867)	(119,398)
Balance at the end of the period	$ 6,931,142	$ 5,172,470

7.    Notes Receivable

On January 13, 2014, the Company invested in a note receivable for $120,000 which bears interest at 8% per annum and matures on January 9, 2017. The note receivable is secured by a deed of trust on the real estate purchased with the loan. During the six months ended June 30, 2015, the Company recognized $4,800 (2014 - $4,000) of interest income from the note receivable.

8.    Related party transactions

a)  The Company has been advised and managed by Performance Realty Management, LLC ("PRM"), an Arizona limited liability company (the "Manager"). At the formation of the Company, the Company agreed to pay the Manager of the Company a quarterly management fees equal to the greater of: (a) $120,000 on an annual basis, or (b) 1% of the total assets of the Company in consideration for the management services to be rendered to or on behalf of the Company by the Manager. During the six months ended June 30, 2015, the Company recorded management fees of $60,000 (2014 - $60,000). As at June 30, 2015, the Company is indebted to the Manager of the Company for $44,743 (December 31, 2014 - $54,382), which represents management fees owed and other general and administrative expenses paid on behalf of the Company.

b)  On January 16, 2015, the Manager of the Company entered into a promissory note agreement on behalf of the Company for $150,000. The loan bore interest at 16% per annum and was payable on July 16, 2015. The loan was collateralized by a deed of trust on a real estate property owned by the Company. The proceeds from the note was used to purchase another real estate property. On May 12, 2015, the Company repaid the $150,000 note.

c)  On February 17, 2015, a former majority shareholder of AHIT advanced $485 to AHIT. During the six months ended June 30, 2015, AHIT repaid $61 and the remaining balance of $424 was forgiven by the shareholder and the amount was recorded in members' equity.

d)  On May 15, 2015, AHIT entered into an Advisory Board Consulting and Compensation Agreement with a director of AHIT pursuant to which AHIT agreed to issue 1,000,000 post split shares of common stock to the director. In addition, AHIT agreed to pay the director an annual fee equal to $120,000 or 1% of AHIT's assets as reported on its year-end balance sheet, whichever is greater. AHIT will also issue an aggregate of 3,000,000 post split shares of common stock of AHIT on the first, second and third anniversary. During the six months ended June 30, 2014, AHIT recorded management fees of $15,000 (2014 - $nil). As at June 30, 2015, AHIT is indebted to the director of AHIT for $15,000 which represents management fees owed. The 1,000,000 post split shares of AHIT were issued on July 6, 2015. Refer to Note 13(b).

e)  On May 15, 2015, AHIT entered into a Director Agreement with a director of AHIT pursuant to which AHIT agreed to issue 25,000 post split shares of common stock to the director. In addition, the Company agreed to pay the director from time to time for the services provided and may compensate the director with the issuance of shares of common stock of the Company During the six months ended June 30, 2015, the director did not provide any services to AHIT and AHIT recorded $nil in directors' fees. The 25,000 post split shares of AHIT were issued on July 6, 2015. Refer to Note 13(c).

f)  On May 15, 2015, AHIT entered into an executive agreement with its former Chief Financial Officer ("former CFO") for a term of one year. The former CFO will work as a part-time consultant initially and in consideration of the part-time services to be rendered by the former CFO, AHIT agreed to issue 25,000 post split shares of common stock of AHIT. When the former CFO becomes a full time employee, AHIT will pay an annual salary of $24,000 and will issue $24,000 worth of common stock of AHIT on the first anniversary of the date on which the former CFO becomes a full time employee. On June 24, 2015, the former CFO resigned and the executive agreement was terminated.

g)  On May 15, 2015, AHIT entered into an executive agreement with its former Chief Executive Officer ("former CEO") for a term of one year. The former CEO will work as a part-time consultant initially and in consideration of the part-time services to be rendered by the CEO, AHIT agreed to pay a signing bonus of $25,000 (paid) and to issue 25,000 post split shares of common stock of AHIT. In addition, AHIT agrees to pay the former CEO an annual salary of $25,000 retroactively beginning March 2, 2015. When AHIT achieves certain milestones, AHIT agreed to increase the former CEO's annual salary and issue additional shares of common stock of AHIT. When the former CEO becomes a full time employee, AHIT will continue to pay all compensation earned while the former CEO is working as a part-time consultant and will re-negotiate the compensation. AHIT will also issue an additional 25,000 post split shares of common stock of AHIT on the first anniversary of the date on which the former CEO becomes a full time employee. On June 24, 2015, the former CEO resigned and the executive agreement was terminated.

9.    Notes payable

	June 30,	December 31, 2014
	2015	$
	$
	(Unaudited)
Mortgages payable on February 20, 2034, bearing interest at a variable rate, collateralized by a deed of trust on the real estate properties purchased with the loan	208,245	213,100
Promissory note payable on August 1, 2015, bearing interest at 18% per annum initially and at 12% per annum after five months, collateralized by a deed of trust on the real estate property purchased with the loan	130,000	130,000
Promissory note payable on November 1, 2019, bearing interest at 5.371% per annum, collateralized by the real estate properties titled to ARP Borrower, LLC and 100% equity ownership in ARP Borrower, LLC. The note is also secured by a guaranty of the Manager of the Company.	1,662,177	1,673,044
Promissory note payable on January 22, 2016, bearing interest at 18% per annum initially and at 12% per annum after 5 months, collateralized by a deed of trust on the real estate property purchased with the loan	250,000	-
Promissory note payable on March 19, 2016, bearing interest at 18% per annum initially and at 12% per annum after 5 months , collateralized by a deed of trust on the real estate property purchased with the loan	175,000	-
Promissory note payable on February 19, 2016, bearing interest at 18% per annum initially and at 12% per annum after 5 months, collateralized by a deed of trust on the real estate property purchased with the loan	155,000	-
Promissory note payable on November 27, 2015, bearing interest at 16% per annum, collateralized by a deed of trust on the real estate property purchased with the loan	180,000	-
	2,760,422	2,016,144

The following table schedules the principal payments on the notes payable for the next five years and thereafter as of June 30, 2015:

Year	Amount
2015	$ 325,157
2016	611,423
2017	33,217
2018	34,847
2019	1,587,645
thereafter	168,133
Total	$ 2,760,422

10.    Members' Equity

a)  During the six months ended June 30, 2015, the Company authorized the sale of additional membership units at $10,000 per unit and received total proceeds of $1,809,502.

b)  During the six months ended June 30, 2015, the Company issued membership units in exchange for real estate properties with a fair value of $300,000.

11.    Single Family Residence Acquisitions

As of June 30, 2015, the Company had purchased 35 single family homes. The estimated useful life of the buildings and improvements related to these assets is 27 years. The following table sets forth the metropolitan statistical area, metropolitan division, number of homes, aggregate net investment, and average investment for each home acquired.

			Average
	Number of	Aggregate	Investment per
MSA / Metro Division	Homes	Investment	Home
Arizona	31	$ 6,510,122	$ 210,004
Nevada	1	211,201	211,201
Texas	3	365,686	121,895
Total and Weighted Average	35	$ 7,087,009	$ 202,486

The Company computes depreciation using the straight-line method over the estimated useful lives of 27 years for building cost. The Company makes this determination based on subjective assessments as to the useful lives of the Company's properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in single family real estate.

12.    Commitments and Contingencies

On May 15, 2015, the Company entered into Parent-Subsidiary and Operations Agreement ("Subsidiary Agreement) with AHIT and Performance Realty Management, LLC ("PRM"). Pursuant to the Subsidiary Agreement, AHIT agreed to be bound by the Company's Operating Agreement dated November 1, 2013. The Subsidiary Agreement was amended on June 29, 2015 to provide for the issuance of 1,000,000 shares of AHIT as consideration for services to be rendered by PRM upon written notice to the Company.

On June 25, 2015, ARP Borrower, LLC ("Borrower"), and ARP Pledgor, LLC ("Pledgor"), two wholly owned subsidiaries of the Company, entered into an agreement with Towd Point Master Funding Trust 2015-CPLA ("Towd") whereby Towd approved the reverse acquisition and restructuring of the Company, as set forth in the Stock Exchange Agreement and Subsidiary Agreement. Towd is the new holder of the $1,675,000 loan entered into by and among Borrower, Pledgor and FirstKey Lending, LLC ("FirstKey") on October 17, 2014. The loan was assigned to Towd by FirstKey on June 25, 2015 and AHIT is the new guarantor of the loan.

Lease Agreements

The Company rents the properties under non-cancellable lease agreements with a term of one year. Future minimum rental revenues under leases existing on our properties at June 30, 2015 through the end of their term, are as follows:

Fiscal Year 2015	$ 153,710
Fiscal Year 2016	_______13,400
Total	$ 167,110

13.    Subsequent Events

a)  On July 6, 2015, the Company closed the Stock Exchange Agreement as described in Note 5. Pursuant to the Stock Exchange Agreement , AHIT issued 5,000,000 shares of common stock in exchange for all the membership units in the Company on a pro rata basis. The Company issued 100 units to AHIT. As a result of the transaction, the Company became a subsidiary of AHIT.

b)  On July 6, 2015, AHIT issued 1,000,000 shares of common stock under the Advisory Board Consulting and Compensation Agreement as described in Note 8(c).

c)  On July 6, 2015, AHIT issued 25,000 shares of common stock under the Director Agreement as described in Note 8(d).

d)  On July 10, 2015, AHIT entered into a Consulting Agreement with Tech Associates, Inc., a California corporation ("Tech Associates"), whereby Tech Associates agreed to provide consulting and corporate advisory services to AHIT on a month-to-month basis in consideration of $3,000 per month and the issuance of 6,000 shares of restricted shares of common stock of AHIT with piggyback registration rights on any registration statement. AHIT issued 24,000 shares in connection with this agreement.

e)  On August 5, 2015, AHIT acquired nine single family residences located in Tucson, Arizona, from Valfre Holdings, LLC, an unrelated third party.

f)  On September 11, 2015, AHIT entered into a Consulting Agreement with a consultant to provide primarily internet and search optimization services with the intent to drive internet traffic to AHIT's website. In consideration for the services, AHIT agreed to pay a one-time fee of $2,000 and the issuance of 6,000 shares of restricted shares of common stock of AHIT with piggyback registration rights on any registrationstatement.

g)  On September 22, 2015, AHIT authorized the issuance of 1,000,000 shares of common stock to PRMupon receipt of the written notice from PRM pursuant to the Subsidiary Agreement as described in Note 12.

h)  Subsequent to June 30, 2015, AHIT received subscriptions for 384,044 shares of common stock of AHIT at $3.00 per shares for proceeds of $1,152,132.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
American Realty Partners, LLC
Phoenix, AZ

We have audited the accompanying consolidated balance sheets of American Realty Partners, LLC and its subsidiaries (collectively the "Company") as of December 31, 2014 and 2013 and the related consolidated statements of operations, changes in members' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Realty Partners, LLC and its subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and incurred negative cash flows from operations. These raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
July 6, 2015

American Realty Partners, LLC
Consolidated Balance Sheets

	December 31,	December 31,
	2014	2013

ASSETS

Investment in real estate:
Land	$ 3,881,285	$ 2,886,778
Building and improvements	1,410,583	921,664
	5,291,868	3,808,442
Less: accumulated depreciation	(119,398)	(57,075)
Investment in real estate, net	5,172,470	3,751,367
Cash	304,371	182,913
Accounts receivable	-	-
Notes receivable	120,000	250,750
Due from related party	-	-
Other assets	79,344	-
Total Assets	$ 5,676,185	$ 4,185,030

LIABILITIES AND MEMBERS' EQUITY

LIABILITIES

Accounts payable and accrued liabilities	$ 25,847	$ 10,772
Due to related parties	54,382	50,850
Prepaid rent received	7,450	5,973
Notes payable	2,016,144	1,285,000
Total Liabilities	2,103,823	1,352,595
Commitments (Note 11)
MEMBERS' EQUITY
Members' contributions	8,800,585	6,579,556
Accumulated deficit	(5,228,223)	(3,747,121)
Total Members' Equity	3,572,362	2,832,435
Total Liabilities and Members' Equity	$ 5,676,185	$ 4,185,030

American Realty Partners, LLC
Consolidated Statements of Operations

	For the	For the
	Year Ended	year Ended
	December 31,	December 31,
	2014	2013

Revenue
Rental revenues	$ 268,620	$ 253,962
Interest income	22,338	10,636
Gain on sale of assets	38,244	297,904
Other Income	-	17,210
Total revenue	329,202	579,712

Expenses
Depreciation	74,670	48,680
General and administrative	1,533,869	783,805
Interest expense	201,765	268,301
Acquisition expense	-	-
Total expenses	(1,810,304)	(1,100,786)
Net loss	$ (1,481,102)	$ (521,074)

American Realty Partners, LLC
Consolidated Statements of Changes in Members' Equity

			Total
	Members'	Accumulated	Members'
	Contributions	Deficit	Equity
Balance December 31, 2012	$ $ 5,612,391	$ (3,226,047)	$ 2,386,344
Issuance of membership units for cash	1,462,089	-	1,462,089
Merger adjustment	(494,924)	-	(494,924)
Net loss	-	(521,074)	(521,074)
Balance December 31, 2013	6,579,556	(3,747,121)	2,832,435
Issuance of membership units for cash	2,001,029	-	2,001,029
Issuance of membership units in exchange for real estate properties	190,000	-	190,000
Issuance of membership units pursuant to the conversion of notes payable	30,000	-	30,000
Net loss	-	(1,481,102)	(1,481,102)
Balance December 31, 2014	$8,800,585	$(5,228,223)	$3,572,362

American Realty Partners, LLC
Consolidated Statements of Cash Flows

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2014	2013

Cash Flows from Operating Activities
Net loss	$ (1,481,102)	$ (521,074)

Items not affecting cash:
Depreciation	74,670	48,680
Gain on sale of assets	(38,244)	(297,904)

Changes in operating assets and liabilities:
Prepaid expenses	(77,844)	15,508
Accounts payable	-	(13,158)
Accrued liabilities	15,075	6,412
Prepaid rent	1,477	(5,381)
Due to related parties	3,532	(442,277)
Net Cash Used In Operating Activities	(1,502,436)	(1,209,191)
Cash Flows from Investing Activities
Purchase of real estate properties and improvements	(346,634)	(657,171)
Proceeds from sale of real estate properties	546,923	1,236,993
Investment in promissory notes receivable	(120,000)	-
Proceeds from collection of promissory notes receivable	250,750	152,712
Net Cash Provided by Investing Activities	331,039	732,534
Cash Flows from Financing Activities

Proceeds from the sale of membership units	2,001,029	1,462,089
Repayment of notes payable	(708,174)	(849,000)
Net Cash Provided by Financing Activities	1,292,855	613,089
Change in Cash	121,458	136,432
Cash - Beginning of Period	182,913	46,481
Cash - End of Period	$ 304,371	$ 182,913

Supplemental disclosures of cash flow information:
Interest paid	$ 201,765	$ 268,301
Income taxes paid	$ -	$ -

Non-cash investing and financing activities:
Issuance of membership units in exchange for real estate properties	$ 190,000	$ -
Note receivable from sale of real properties	$ -	$ 250,750
Notes payable issued with acquisition of real properties	$ 1,761,218	$ 905,000
Notes payable settled from sale of real properties	$ 291,900	$ 2,308,000
Note converted to membership units	$ 30,000	$ -

1.    Nature of Operations

American Realty Partners, LLC ("we", "our", the "Company") is a limited liability company formed in the State of Arizona on September 16, 2013. The Company's principal business is the acquisition and management of single-family residential properties (SFRs) in select communities throughout the United States.

On October 18, 2013, Equity Pacesetter, LLC ("EPS"), Equity Pacesetter II, LLC ("EPS II"), and Equity Pacesetter III, LLC ("EPS III"), three Arizona limited liability companies (together as "EPS entities"), merged with and into the Company, with the Company as the surviving company taking all the rights and privileges of the EPS entities. Each member's membership interests in the EPS entities were converted into membership interest in the Company based on the percentage interest of each member in the EPS entities and the percentage contribution of each of the EPS entities to the Company. The merger was accounted for as a transaction among entities under common control. The assets and liabilities transferred to the Company are recorded at their carrying amounts at the date of transfer. The Company recorded an adjustment of $494,924 in Member's Equity for the merger.

On February 4, 2015, the Company entered into a Share Purchase Agreement with American Housing Income Trust, Inc. ("AHIT"), a Maryland corporation, and AHIT's shareholders, pursuant to which the Company acquired from the selling shareholders of AHIT 58,809,678 shares of common stock (representing 50.67% of the common shares outstanding of AHIT), and 20,000 shares of Series A preferred stock (representing 100% of the preferred shares outstanding of AHIT).

2.    Summary of Significant Accounting Policies

a)  Basis of Presentation and Principles of Consolidation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States ("US").These consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, ARP Pledgor, LLC and ARP Borrower, LLC. All significant intercompany transaction and balances have been eliminated. The Company's fiscal year-end is December 31.

b)  Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the useful life and recoverability of long-lived assets, and income taxes. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)  Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d)  Income Taxes

The Company has been organized as a limited liability company under the laws of the State of Arizona.Under applicable Treasury Regulations, a limited liability company with more than two members isautomatically treated as a partnership for federal income tax purposes, unless the limited liability companyfiles an election with the IRS to be treated as a corporation. However, if the units of the Company were to be traded on an establishedsecurities market or a readily tradable secondary market or its substantial equivalent, the Company would be treatedas a "publicly traded partnership" under the Code and taxed as a corporation. The Company has not filed, nor does itintend to file, an election to be treated as a corporation, and there is presently no public market for the units of the Company nor is it anticipated that any public market will develop, such that the Company should be treated as a"partnership" for federal income tax purposes. Under federal income tax law, a "partnership" is not an entity subject to taxation. The Company's members recognize their share of income and loss in their respective tax returns. Accordingly, no provision for federal income taxes is recorded.

e)  Investment in Real Estate

The Company allocates the purchase price to tangible assets of an acquired property (which includes land and building) based on the estimated fair values of those tangible assets.Fair value for land and building is based on the purchase price for these properties.

Property/SFRs acquired not subject to an existing lease are accounted for as an asset acquisition, with the property recorded at the purchase price, including acquisition costs. We incur costs to prepare our acquired properties to be rented. These costs are capitalized and allocated to building costs. Costs related to the restoration or improvement of our properties that improve and extend their useful lives are capitalized and depreciated over their estimated useful lives. Expenditures for ordinary repairs and maintenance are expensed as incurred.

Depreciation is computed on a straight-line basis over the useful lives of the properties (building and improvements - 27 years).

f)  Accounts receivable

Accounts receivable represent the amount of rent receivables and interest receivable from promissory notes receivable invested by the Company, net of any allowance for amounts deemed uncollectible. The Company assesses these balances for collectability on a quarterly basis.

g)  Impairment of Long-lived Assets

The Company continually evaluates the recoverability of the carrying value of its real estate assets using the methodology prescribed in ASC Topic 360, Property, Plant and Equipment. Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset's net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value to its estimated fair value

h)   Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for accounts receivable, notes receivable, accounts payable and accrued liabilities, amounts due to/from related parties and notes payable are reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if, applicable, the stated rate of interest is equivalent to rates currently available.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 Financial assets and liabilities for which values are based on unadjusted quoted prices for identical assets or liabilities in an active market that management has the ability to access.

Level 2 Financial assets and liabilities for which values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability (commodity derivatives and interest rate swaps).

Level 3 Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management's own assumptions about the assumptions a market participant would use in pricing the asset or liability.

The Company does not have any financial instruments that are required to be measured and recorded at fair value on a recurring basis.

i)  Revenue Recognition

Rental income for property leases is recorded when due from residents and is recognized monthly as it is earned. The Company leases single-family residences that the Company owns and manages directly to tenants who occupy the properties under operating leases, generally, with terms of one year. The Company performs credit investigations on prospective tenants and obtains security deposits. Sales and the associated gains or losses of real estate assets are recognized in accordance with the provisions of ASC Topic 360-20, Property, Plant and Equipment - Real Estate Sale. The specific timing of a sale is measured against various criteria in ASC 360-20 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria for the full accrual method are not met, the Company defers some or all of the gain recognition and accounts for continued operations of the property by applying the finance, leasing, deposit, installment or cost recovery methods, as appropriate, until the sales criteria are met.

j)  Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.  Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never paid any dividends and is unlikely to pay dividends in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. During the year ended December 31, 2014, the Company incurred a net loss of $1,481,102, and as at December 31, 2014, the Company has accumulated losses of $5,228,223since inception. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

4.  Share Purchase Agreement

On February 4, 2015, the Company entered into a Share Purchase Agreement with American Housing Income Trust, Inc. ("AHIT"), a Maryland Corporation, pursuant to which the Company acquired 58,809,678shares of common stock, representing 50.67% of the total issued and outstanding shares of common stock of AHIT, and 20,000 shares of Series A preferred stock of AHIT, representing 100% of the total issued and outstanding shares of Series A preferred stock of AHIT in consideration for $325,000. The agreement closed on February 13, 2015.

5.  Investment in Real Estate

	December 31,	December 31,
	2014	2013
Cost of real estate properties	5,291,868	3,808,442
Accumulated depreciation	(119,398)	(57,075)
Balance at the end of the period	5,172,470	3,751,367

During the year ended December 31, 2014, the Company recorded depreciation expense of $74,670 (2013 - $48,680).

6. Notes Receivable

On November 17, 2011, the Company invested in a note receivable for $152,000 which bears interest at 8% per annum and matures on December 1, 2014. The note receivable is secured by a deed of trust on the real estate purchased with the loan. The Company received repayment of the $152,000 note in December 2013. During the year ended December 31, 2014, the Company recognized $nil (2013 - $10,636) of interest income from the note receivable.

On August 29, 2013, the Company invested in a note receivable for $250,750 which bears interest at 7% per annum and matures on August 30, 2014. The note receivable is secured by a deed of truston the real estate purchased with the loan. The Company received repayment of the $250,750 note in August 2014. During the year ended December 31, 2014, the Company recognized $13,538 (2013 - $nil) of interest income from the note receivable.

On January 13, 2014, the Company invested in a note receivable for $120,000 which bears interest at 8% per annum and matures on January 9, 2017. The note receivable is secured by a deed of trust on the real estate purchased with the loan. During the year ended December 31, 2014, the Company recognized $8,800 (2013 - $nil) of interest income from the note receivable.

7. Related party transactions

a) The Company has been advised and managed by Performance Realty Management, LLC ("PRM"), an Arizona limited liability company (the "Manager"). At the formation of the Company, the Company agreed to pay the Manager of the Company a quarterly management fees equal to the greater of: (a) $120,000 on an annual basis, or (b) 1% of the total assets of the Company in consideration for the management services to be rendered to or on behalf of the Company by the Manager. During the year ended December 31, 2014, the Company recorded management fees of $120,000 (December 31, 2013 - $nil). As at December 31, 2014, the Company is indebted to the Manager of the Company for $54,382 (December 31, 2013 - $50,850), which represents management fees owed and other general and administrative expenses paid on behalf of the Company.

b) Prior to the merger with EPS, EPS II and EPS III, PRM served as the manager of EPS, EPS II and EPS III. In consideration of the management services provided by PRM, EPS, EPS II and EPS III each paid $90,000 of management fees to PRM. During the year ended December 31, 2013, EPS, EPS II and EPS III recorded total management fees of $270,000.

8. Notes payable

	December 31,	December 31,
	2014	2015
	$	$
Promissory note payable on February 25, 2015, bearing interest at 18% per annum initially and at 10% per annum after six months, collateralized by a deed of trust on the real estate property purchased with the loan	-	120,000
Promissory note payable on September 16, 2016, bearing interest at 18% per annum initially and at 10% per annum after six months, collateralized by a deed of trust on the real estate property purchased with the loan	-	100,000
Promissory notes payable on April 17, 2014, bearing interest at 18% per annum initially and at 10% per annum after six months, collateralized by a deed of trust on the real estate properties purchased with the loans	-	200,000
Promissory note payable on May 16, 2014, bearing interest at 18% per annum initially and at 10% per annum after six months, collateralized by a deed of trust on the real estate property purchased with the loan	-	180,000
Promissory note payable on May 17, 2014, bearing interest at 18% per annum initially and at 10% per annum after six months, collateralized by a deed of trust on the real estate property purchased with the loan	-	100,000
Promissory note payable on June 15, 2014, bearing interest at 18% per annum initially and at 10% per annum after six months, collateralized by a deed of trust on the real estate property purchased with the loan	-	125,000
Promissory note payable on August 17, 2014, bearing interest at 18% per annum initially and at 10% per annum after six months, collateralized by a deed of trust on the real estate property purchased with the loan	-	150,000
Promissory note payable on February 28, 2015, bearing interest at 18% per annum initially and at 10% per annum after six months, collateralized by a deed of trust on the real estate property purchased with the loan	-	110,000
Promissory note payable on September 30, 2015, bearing interest at 18% per annum initially and at 10% per annum after six months, collateralized by a deed of trust on the real estate property purchased with the loan	-	200,000
Mortgages payable on February 20, 2034, bearing interest at a variable rate, collateralized by a deed of trust on the real estate properties purchased with the loan	213,100	-
Promissory note payable on August 1, 2015, bearing interest at 18% per annum initially and at 12% per annum after five months, collateralized by a deed of trust on the real estate property purchased with the loan	130,000	-
Promissory note payable on November 1, 2019, bearing interest at 5.371% per annum, collateralized by the real estate properties titled to ARP Borrower, LLC and 100% equity ownership in ARP Borrower, LLC. The note is also secured by a guaranty of the Manager of the Company.	1,673,044	-
	2,016,144	1,285,000

The following table schedules the principal payments on the notes payable for the next five years and thereafter as of December 31, 2014:

Year	Amount
2015	$ 162,333
2016	31,476
2017	33,271
2018	34,904
2019	1,587,404
thereafter	166,756
Total	$ 2,016,144

9.  Members' Equity

a)  During the year ended December 31, 2014, the Company authorized the sale of additional membership units at $10,000 per unit and received total proceeds of $2,001,029.

b)  During the year ended December 31, 2014, the Company issued membership units in exchange for real estate properties with a fair value of $190,000.

c)  During the year ended December 31, 2014, the Company exchanged notes amounting to $30,000 for membership units of the same amount.

d)  During the year ended December 31, 2013, the Company authorized the sale of additional membership units at $10,000 per unit and received total proceeds of $1,462,089.

14.  Single Family Residence Acquisitions

As of December 31, 2014, the Company had purchased 27 single family homes. The estimated useful lives of the buildings and improvements related to these assets is 27 years. The following table sets forth the metropolitan statistical area, metropolitan division, number of homes, and aggregate net investment, and average investment for each home acquired.

			Average
	Number of	Aggregate	Investment per
MSA / Metro Division	Homes	Investment	Home
Arizona	24	$ 4,926,182	$ 205,258
Texas	3	365,686	121,895
Total and Weighted Average	27	$ 5,291,868	$ 195,995

The Company computes depreciation using the straight-line method over the estimated useful lives of 27 years for building cost. The Company makes this determination based on subjective assessments as to the useful lives of the Company's properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in single family real estate.

15.  Commitments and contingencies

Lease Agreements

The Company rents the properties under non-cancellable lease agreements with a term of one year. Future minimum rental revenues under leases existing on our properties at December 31, 2014 through the end of their term, are as follows:

Fiscal Year 2015	$ 70,910
Total	$ 70,910

Environmental Matters

The Company follows a policy of monitoring its properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at its properties, the Company is not currently aware of any environmental liability with respect to its properties that would have a material effect on its consolidated financial position, consolidated results of operations, or consolidated cash flows. Additionally, the Company is not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that management believes would require additional disclosure or the recording of a loss contingency

Litigation

The Company is not presently subject to any material litigation nor, to its knowledge, is any material litigation threatened against the Company, which if determined unfavorably to the Company, would have a material adverse effect on the Company's consolidated financial position, consolidated results of operations, or consolidated cash flows.

12.  Subsequent Events

a)  On May 15, 2015, the Company entered into a Stock Exchange and Restructuring Agreement ("Stock Exchange Agreement") with American Housing Income Trust, Inc. ("AHIT").The transaction closed on July 6, 2015 and, pursuant to the agreement, AHITissued 5,000,000 shares of common stock in exchange for all the membership units in the Company on a pro rata basis. The Company issued 100 units to AHIT. The transaction is accounted for as a reverse acquisition and the Company is considered the accounting acquirer for financial reporting purposes.

b)  On May 15, 2015, the Company entered into Parent-Subsidiary and Operations Agreement ("Subsidiary Agreement) with AHIT and Performance Realty Management, LLC ("PRM"). Pursuant to the Subsidiary Agreement, AHIT agreed to be bound by the Company's Operating Agreement dated November 1, 2013. The Subsidiary Agreement was amended on June 29, 2015 to provide for the issuance of 1,000,000 shares of AHIT as consideration for services to be rendered by PRM upon written notice to the Company.

c)  On June 25, 2015, ARP Borrower, LLC ("Borrower"), and ARP Pledgor, LLC ("Pledger"), two wholly owned subsidiaries of the Company, entered into an agreement with Towd Point Master Funding Trust 2015-CPLA ("Towd") whereby Towd approved the reverse acquisition and restructuring of the Company, as set forth in the Stock Exchange Agreement and Subsidiary Agreement. Towd is the new holder of the $1,675,000 loan entered into by and among Borrower, Pledgor and FirstKey Lending, LLC ("FirstKey") on October 17, 2014. The loan was assigned to Towd by FirstKey on June 25, 2015 and AHIT is the new guarantor of the loan.